Exhibit 99.28(g)(1)

CUSTODIAL SERVICES AGREEMENT

(GLOBAL CUSTODY AND LOCAL CUSTODY)

BNP PARIBAS ACTING THROUGH ITS NEW YORK BRANCH

AND

ASSET MANAGEMENT FUND

ON BEHALF OF THE PORTFOLIOS

ADVISED BY LONG CAP INVESTMENT MANAGEMENT LLC

(a Registered Investment Company)

THIS CUSTODIAL SERVICES AGREEMENT is made as of November 23, 2015, between Asset Management Fund on behalf of the portfolios advised by Long Cap Investment Management LLC, a statutory trust duly organized under the laws of Delaware (the “Client”) for and on behalf of the series listed on Appendix A hereto (each “Fund” or collectively the “Funds”) as may be amended from time to time, and BNP Paribas, acting through its New York Branch, duly organized under the laws of France, and licensed by the New York State Department of Financial Services (the “Bank”).

WHEREAS, the Client desires the Bank to act as its global custodian of cash and securities owned and in possession of a Fund during the term of this Agreement;

WHEREAS, the Bank is willing to provide such custodial services for the Client in accordance with the terms and conditions herein set forth; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Bank and the Client hereby agree, as follows:

1.	DEFINITIONS

“Account” means the Securities Account and the Cash Account.

“Agreement” means this Custodial Services Agreement, as amended from time to time by and between the Client and the Bank, together with such exhibits to this Agreement amending, modifying, or supplementing the terms of this Agreement that may be entered into between the Client and the Bank from time to time (“Exhibits”). The terms of any such Exhibits shall prevail in the event of any conflict between this Custodial Services Agreement and the respective Exhibits. References to Sections, schedules and Exhibits are, unless otherwise provided, reference to Sections of or Exhibits (or schedules) to this Agreement.

“Applicable Law” shall mean with respect to each jurisdiction, all (a) laws, statutes, treaties, regulations, guidelines (or their equivalents); (b) orders, interpretations, licenses and permits; and (c) judgments, decrees, injunctions, writs, orders and similar actions by a court of competent jurisdiction, compliance with which is required or customarily observed in such jurisdiction.

“Assets” means any Securities and Cash from time to time held under the terms of this Agreement.

“Authorized Person” means any person (including any individual or entity) authorized, or reasonably believed by the Bank to have been authorized, by the Client to act on its and the Fund’s behalf in the performance of any act, discretion or duty under this Agreement (including, for the avoidance of doubt, any officer or employee of such person) as notified to the Bank in writing in a form acceptable to the Bank. Such persons will continue to be Authorized Persons until such time as the Bank receives and has had reasonable time to act upon Instructions from the Client (or its agent) that any such person is no longer an Authorized Person. The Client confirms that each Authorized Person will be authorized to give any Instructions in accordance with this Agreement.

“Bank Affiliate” means a parent company, its parent company and any of its or their subsidiaries, and any related entity that is owned or controlled, directly or indirectly, by the Bank.

“Business Day” means, in relation to anything done or to be done in New York or which is not related to any particular market, any day other than a Saturday, a Sunday or a public holiday in New York and, in relation to anything done or to be done by reference to a market outside New York, any day on which that market is normally open for business.

“Cash” means the collected balance from time to time in the Cash Account together with any subaccounts (including subdivisions maintained in different currencies) constitutes one single and indivisible current account.

“Cash Account” has the meaning provided to it in Section 6 herein.

“Country Risk” means the risk of investing or holding assets in a particular country or market, including, but not limited to, risks arising from: nationalization, expropriation or other governmental actions; the country’s financial infrastructure, including prevailing custody and settlement practices; laws applicable to the safekeeping and recovery of Assets held in custody; the regulation of the banking and securities industries, including changes in market rules; currency restrictions, devaluations or fluctuations; and market conditions affecting the orderly execution of securities transactions or the value of assets.

“Eligible Securities Depository” shall have the meaning as set forth in Rule 17f-7(b)(1)

“Force Majeure Event” will have the meaning set out in Section 20(D) herein.

“Income” means all income of whatsoever nature (including without limitation dividends, interest and tax credits) and other payments with respect to the Assets to which the Client is entitled.

“Instructions” means any and all instructions (including approvals, consents and notices) received by the Bank from, or reasonably believed by the Bank to be from, any Authorized Person, including any instructions communicated through SWIFT or any manual or electronic medium or system agreed between the Client and the Bank. Notwithstanding anything contained herein, Instructions shall not be delivered by e-mail or telephone unless separately agreed in writing by the Client and the Bank.

“Local Jurisdiction” means the jurisdiction in which the Securities are held

“Losses” means any and all claims, losses, liabilities, damages, judgments, costs, fees and expenses (including reasonable legal fees and expenses) suffered or incurred by the Bank or the Client (as the case may be).

“1940 Act” shall mean the Investment Company Act of 1940, and the Rules and Regulations thereunder, all as amended from time to time.

“Proxy Voting Services” will have the meaning set out in Section 4(G).

“Securities” means any financial asset including (i) an obligation of an issuer or any person or a share, participation or other interest in an issuer or a person or in property or an enterprise of an issuer or a person, which is, or is of a type, dealt in or traded on financial markets, or which is recognized in any area in which it is issued or dealt in as a medium for investment, and (ii) any other non-cash property the Bank agrees to hold in custody subject to this Agreement.

“Securities Account” has the meaning provided to it in Section 6 herein.

“Service Level Description” is the applicable Service Level Agreement executed by the parties, or the Services Level Description provided by the Bank to the Client, which sets forth the operational procedures for the Services provided by the Bank.

“Services” means the services to be provided by the Bank to the Client during the term of this Agreement in accordance with the provisions of this Agreement and as such other services as may be enhanced, reduced, removed, modified or otherwise altered from time to time in accordance with this Agreement.

“Specified Sub-Custodian” means any sub-custodian appointed by the Bank for the safekeeping, administration, clearing and settlement of any Securities and identified in Exhibit C (Specified Sub-Custodians) (as the same may be amended from time to time by the Bank in accordance with this Agreement).

“Sub-Custodian” means any sub-custodian appointed by the Bank for the safekeeping, administration, clearing and settlement of any Securities, including without limitation any Specified Sub-Custodian. Sub-Custodian as used herein shall mean the following: (i) a ‘U.S. Bank,’ which shall mean a U.S. bank as defined in rule 17f-5(a)(7) of the Securities Exchange Act, or an ‘Eligible Foreign Custodian,’ which shall mean and include: (i) a banking institution or trust company, incorporated or organized under the laws of a country other than the United States, that is regulated as such by that country’s government or an agency thereof, and (ii) a majority-owned direct or indirect subsidiary of a U.S. bank or bank holding company which subsidiary is incorporated or organized under the laws of a country other than the United States. In addition, a Sub-Custodian may include an Eligible Foreign Custodian as that term is defined in Rule 17f-5 under the 1940 Act, approved by the Fund and the Bank in a manner required by Rule 17f-5. For avoidance of doubt, the term Sub-Custodian shall not include any central securities depository or clearing agency.

“Taxes” means all taxes, levies, imposts, charges, assessments, deductions, withholdings and related liabilities, including additions to tax, penalties and interest imposed on or in respect of the Assets, the transactions effected under this Agreement or the Client; provided that “taxes” does not include income or franchise taxes imposed on or measured by the net income of the Bank or its agents.

2.	INTENTION OF THE PARTIES

(A)	Intention of the Parties.

(i)	This Agreement sets out the terms governing custodial, settlement and certain other associated services offered by the Bank to the Client and its Funds. The Bank shall be responsible for the performance of only those duties that are set forth in this Agreement or expressly contained in Instructions that are consistent with the provisions of this Agreement and with the Bank’s operations and procedures. The Client on behalf of itself and the Funds acknowledges that the Bank is not providing any legal, tax or investment advice in providing the services hereunder.

(ii)	The Client on behalf of itself and the Funds acknowledge that investing in foreign markets may be a risky enterprise. The holding of Assets in foreign jurisdictions may involve risks of loss or other special features. The Bank shall not be liable for any loss that results from the general risks of investing or Country Risk.

(iii)	The terms and conditions of this Agreement are applicable only to the services which are specified in this Agreement. Other services are subject to separate terms and conditions, which the Bank will make available to the Client upon request.

a.	The parties agree that the provisions set forth in Annex 1 attached hereto shall apply to global custody Services only.
b.	The parties agree that the provisions set forth in Annex 2 attached hereto shall apply to US custody Services only.

3.	APPOINTMENT

(A)	The Client hereby appoints the Bank to provide the Services with effect from the date of this Agreement and the Bank hereby accepts such appointment on the terms of this Agreement.

(B)	The appointment will have effect in relation to any Assets on or after the date of this Agreement only when the Bank receives:

(i)	any information it may require from time to time in relation to the Client, and/or any Authorized Persons and the Client’s business and such Assets; and

(ii)	the relevant Assets in the Securities and/or Cash Accounts.

(C)	The Bank will not be required to perform any duties or provide any services that are contrary to any Applicable Law.

(D)	To enable the Bank to assume and continue to perform its duties under this Agreement, the Client agrees (at its own cost) to complete such transfers, mandates or other documents and do such acts and things (in each case as shall be within its power) as are required by the Bank from time to time to bring the Assets under its control and to deal with it as custodian at the commencement of or at any time during the continuance of this Agreement.

(E)	To enable the Bank to perform its duties under this Agreement, the Client will ensure that all notices, information and Instructions required by the Bank will be provided to the Bank in accordance with any relevant time constraints specified in this Agreement or, if no such constraints are specified, promptly. The Client accepts that the Bank will not be in breach of its obligations under this Agreement if such notices, information and Instructions are not provided within such time constraints or promptly (as the case may be).

(F)	The Client shall upon request by the Bank provide copies of its audited and unaudited financials, control procedures and such other documents or information reasonably requested by the Bank. Failure to provide such documentation in a timely manner shall constitute a default entitling the Bank to terminate the Agreement immediately.

4.	REPRESENTATIONS, WARRANTIES AND COVENANTS

(A)	Client. The Client represents, warrants, and covenants as of the date this Agreement is entered into and as of the date any custodial service herein is requested or used that:

(i)	It is duly organized and in good standing in every jurisdiction where required by Applicable Law, and it has the power and authority to sign and to perform its obligations under this Agreement;

(ii)	It is (i) organized under the laws of Delaware, (ii) a validly existing statutory trust under the laws of the State of Delaware, and (iii) is licensed under the laws of the State of New York; 1

(iii)	This Agreement has been duly authorized, executed, and delivered, and this Agreement is the legal, valid and binding obligation of the Client enforceable against the Client in accordance with its terms;

(iv)	Any consent, authorization or instruction required in connection with the Client’s obligations under this Agreement has been provided by any relevant third party (and will be renewed if necessary), including any act required by any relevant governmental or other authority;

(v)	Its performance of this Agreement will not violate any Applicable Law or breach any constitutive documents, agreement, judgment, order or decree to which the Client is a party or by which it is bound;

(vi)	The Client has authority to deposit the Assets received in the Securities Account and the Cash Account, and there is no claim, security interest, lien or other encumbrance of any kind that adversely affects any delivery or payment of Assets made in accordance with this Agreement;

(vii)	except as provided in this Agreement, it has not granted any person a lien, security interest, charge or similar right or claim against Securities or Cash held pursuant to this Agreement;

(viii)	The Client has not relied on any oral or written representation made by the Bank or any person on its behalf and acknowledges that this Agreement sets out to the fullest extent the duties of the Bank; and

(ix)	It will not knowingly do anything or authorize a third party to do anything which would or might prejudice or bring into disrepute in any manner the business or reputation of the Bank or the any of the directors of the same or damage the goodwill or reputation attaching to the Bank.

(B)	Bank. The Bank represents and warrants as of the date this Agreement is entered into and as of the date any custodial service herein is provided that:

(i)	This Agreement has been duly authorized, executed and delivered by, and it is the legal, valid and binding obligation of the Bank, enforceable against the Bank in accordance with its terms;

(ii)	Its performance of this Agreement will not violate any Applicable Law or breach any constitutive documents, agreement, judgment, order or decree to which the Bank is a party or by which it is bound;

1 If a US entity, replace with representation that it is a validly existing [corporation] organized under the laws of the State of {  }. Please indicate if entity has a license to do business in the State of NY.

(iii)	The Bank shall maintain for its own account and protection, insurance coverage that the Bank deems appropriate with respect to its business in connection with the services and obligations under this Agreement; and

(iv)	The Bank represents and warrants that it maintains contingency (business continuity) plans and cybersecurity protections as required by its banking regulators.

5.	ASSETS.

(A)	Acceptance of Assets. The Bank will determine in its reasonable discretion whether to accept (i) for custody in the Securities Account, Securities of any kind and (ii) for deposit in the Cash Account, cash in any currency. The Bank will promptly inform the Client in writing of its decision not to accept any Securities or Cash and will provide an explanation thereof. The Bank reserves the right to reverse any transactions that were credited to the Accounts due to mis-postings and other similar causes.

(B)	Assets Held Away. The Bank may, but is not obligated to, record assets held for the Client with another custodian, bank or broker on Client’s statements. In the event Bank agrees to record such assets held away on Client’s statements, Bank will have no responsibility to verify or monitor any such assets and Client hereby indemnifies Bank for any and all losses, claims or liabilities incurred in connection with Bank’s recording of any such assets held away.

(C)	Use of Securities Depositories. The Bank or any Sub-Custodian may deposit the Assets with any Securities Depository deemed appropriate by the Bank or Sub-Custodian provided it is an “eligible custodian” under Rule 17f-5 of the ‘40 Act. Deposited Assets will be subject to the rules, terms and conditions of such Securities Depository.

(D)	Further Information. The Client agrees to execute such further documents and provide materials and information as may be reasonably requested by the Bank. The Client further agrees that the Bank may request information regarding the underlying beneficial owners. The Client agrees to provide such information upon request.

6.	ESTABLISHMENT AND DESIGNATION OF ACCOUNTS.

(A)	The Client authorizes the Bank to establish on its books, pursuant to the terms of this Agreement, (i) a separate custody account or accounts for each Fund (the “Securities Account”), and (ii) a cash account or accounts for each Fund and any other cash accounts in which Cash of the Client is held by the Bank (the “Cash Account”) and shall credit to the separate account all moneys received by Bank for the account of such Fund. The Securities Account will be a custody account for the receipt, safekeeping and maintenance of the Securities, and the Cash Account will be a current account for cash.

(B)	The Bank shall identify the Securities on its books as belonging to the Client on behalf of the Fund or as the Client shall reasonably direct. The name of account will reflect the Fund and Client’s name as designated on appropriate tax documentation provided to the Bank or Sub-Custodian by Client. At the request of the Client, additional Accounts may be opened in the future, and such additional Accounts shall be subject to the terms of this Agreement. To the extent permitted by Applicable Law or market practice, the Bank will require each Sub-Custodian to identify in its own books the Assets held at such Sub-Custodian by the Bank on behalf of its customers belong to customers of the Bank, such that it is readily apparent that the Assets do not belong to the Bank or the Sub-Custodian.

7.	HOLDING OF ASSETS

The Bank shall hold Securities for the Securities Account as follows:

(A)	The Bank shall hold each Security that is a certificated security segregated for the applicable Securities Account separate from any such Securities held for any other Securities Account or any other person including the Bank’s own Securities. Certificated Securities held by the Bank may be registered in the name of the Client, the Bank or the nominee of either of them. Notwithstanding the above, the Bank is authorized to deposit any certificated Securities into any Securities Depository, and such Securities may be registered in the name of the Securities Depository or its nominee. The Bank shall take such measures as are reasonably necessary to enable the Securities Depository to segregate such Securities from the assets of such Securities Depository. Where it is not reasonably practicable for the Securities Depository to segregate the Securities from its own assets, the Bank shall inform the Client of this circumstance prior to depositing any certificated Securities with such Securities Depository.

(B)	Securities that are uncertificated Securities, including Securities maintained with any Securities Depository, will be indirectly held by the Bank through entries upon the books and records of the issuer, its designee or a Securities Depository. The Bank shall hold such Securities together with Securities belonging to other customers in accounts on the books of the issuer, its designee or Securities Depository in which the Bank only holds Securities for the benefit of its customers, and the accounts shall be identified by such person as for the benefit of the Bank’s customers. Such accounts shall be subject only to the instructions of the Bank.

(C)	Non-US Securities in registered form will be registered as the Bank may in its discretion determine in the name of:
(i)	a Bank, Sub-Custodian or nominee;

(ii)	the Client; or

(iii)	where required by local laws, rules, regulations and market practices, or where the Bank reasonably believes it is in the Client’s best interests to do so, in the name either of the Bank or of a Sub-Custodian, in each case held in an account designated for clients.

(D)	Where Securities are not in registered form, they will be recorded in the records of the Bank in an account in the name of the Client and, where recorded by a Sub-Custodian, will be recorded in an account in the name of the Bank designated for customers’ securities. The documents of title to Securities in bearer form will be held in the physical possession of the Sub-Custodian so as to be segregated from the securities of the Bank and/or the Sub-Custodian. For the avoidance of doubt, the Bank shall not be obliged to accept bearer Securities for the account of a Client unless they are publicly traded in one of the markets agreed to by the Bank or are of a kind which the Bank has agreed to accept in the Service Level Agreement.

(i)	Where the Securities are held by a Sub-Custodian, to the extent permitted by Applicable Law or market practice, the Bank will procure that the relevant Sub-Custodian’s records make it readily apparent that the Securities (together, if applicable, with the property of other customers of the Bank held by such Sub-Custodian) are held on behalf of the Bank for the Bank’s customers and that they do not belong to the Bank or the Sub-Custodian.

8.	INSTRUCTIONS

(A)	The Bank is entitled to rely conclusively upon the authority of any Authorized Person to give Instructions received by the Bank until such time as the Bank has received notice acceptable to it of any change from the Client and has had a reasonable time to note and implement such change.

(B)	The Bank will have no responsibility for any Losses suffered or incurred by the Client howsoever arising and will be entitled to rely on the indemnity contained in Section 22 in respect of any Losses the Bank may suffer or incur as a result of acting on such Instruction. The Bank will be under no duty to challenge or make any inquiries concerning any valid or apparently valid communication.

(C)	The Bank is authorized to rely upon any Instructions received by any means, provided that the Bank and the Client have agreed upon the means of transmission and the method of identification for the Instructions in accordance with the provisions of this Section 8.

(D)	Each of the Client and the Bank will comply with certain agreed security procedures designed to verify the origination of Instructions. The Bank is not obligated to do anything other than what is contained in such Procedures to establish the authority or identity of the person sending an Instruction.

(E)	The Bank is not responsible for errors or omissions made by the Client or resulting from fraud or the duplication of any Instruction by the Client. The Bank may act on any Instruction by reference to account number only, even if any account name is provided, and the Bank may act on an Instruction if it reasonably believes it contains sufficient information.

(F)	The Bank may decide not to act on an Instruction where it reasonably doubts its contents, authorization, origination or compliance with the Procedures and will promptly notify the Client of its decision.

(G)	Unless otherwise expressly provided, all Instructions will continue in full force and effect until cancelled or supersede. If the Client informs the Bank that it wishes to recall, cancel or amend an Instruction, the Bank will use its reasonable efforts to comply, but shall not be obligated to comply.

(H)	If the Bank acts on any Instruction sent by any means requiring manual intervention (such as telephone, fax, electronic mail or disks sent by messenger) then, if the Bank complies with the Procedures, the Client will be responsible for any loss the Bank may incur in connection with that Instruction. The Client expressly acknowledges that the Client is aware that the use of manual forms of communication to convey Instructions increases the risk of error, security and privacy issues and fraudulent activities.

(I)	Instructions must be given in the English language.

(J)	The Bank is obligated to act upon Instructions only during banking hours of the applicable jurisdiction (including applicable cut-off times) and on banking days when the applicable financial markets are open for business.

(K)	Instructions will be governed by and carried out subject to the prevailing laws, rules, operating procedures and practice of any relevant stock exchange, Securities Depository or market where or through which they are to be executed or carried out.

(L)	Client agrees that the Procedures are a commercially reasonable method of providing security against unauthorized Instructions. Client has freely and voluntarily designated such Procedure and fully understands that the Procedures offered by Bank afford Client differing degrees of security. Client assumes all risks associated with the designated Procedure and all damages, costs, expenses (including attorneys’ fees), losses and liabilities resulting from any failures of such Procedure.

(M)	The Bank has no obligation to act in the absence of Instructions but is hereby authorized, in the absence of Instructions, to do anything that may in its reasonable opinion be necessary as principal or agent in order to give effect to this Agreement or any duty or obligation arising under its terms.

(N)	Notwithstanding anything to the contrary in this Section 8, the Bank, without any liability on its part, will not be required to act in accordance with any Instructions where:

(i)	the Instructions were received from a person or entity whom the Bank in its reasonable opinion believes not to be an Authorized Person;

(ii)	the Instructions were not received in time for the required action to be taken;

(iii)	the Bank reasonably considers that complying with the Instructions may not be practicable or might be unlawful or contrary to Applicable Law;

(iv)	the Bank reasonably considers that complying with the Instructions may not be in the best interests of the Client;

(v)	the Bank reasonably considers that the Instructions (i) are incomplete, unclear or ambiguous and/or in conflict with other Instructions received from an Authorized Person, (ii) are not in the form customarily used by the Authorized Person purporting to give the Instructions, (iii) have been inaccurately transmitted or (iv) are not authentic; or

(vi)	the Bank does not have all the necessary information, documentation, funds or Securities to implement the Instructions.

9.	PERFORMANCE BY THE BANK

(A)	Custodial Duties Not Requiring Further Instructions. Absent a contrary Instruction, the Bank shall carry out the following without further Instructions:

(i)	sign any affidavits, certificates of ownership and other certificates and documents relating to the Assets which may be required to obtain any Asset or by any tax or regulatory authority;

(ii)	collect, receive, and/or credit the Securities Account or Cash Account, as appropriate, with all income, payments and distributions in respect of the Assets and any capital arising out of or in connection with the Assets (including all Securities received by the Bank as a result of a stock dividend, share sub-division or reorganization, capitalization of reserves or otherwise) and take any action necessary and proper in connection therewith;

(iii)	exchange interim or temporary receipts for definitive certificates, and old or overstamped certificates for new certificates;

(iv)	make any payment by debiting the appropriate Cash Account of the Fund as required to effect any Instruction of that Fund and to pay any fees, charges or amounts payable to the Bank in accordance with Section 25 (Fees and Expenses) of this Agreement; and

(v)	attend to all nondiscretionary details in connection with any matter provided in this Section 9 or any Instruction.

(B)	Custodial Duties Requiring Instructions. The Bank shall carry out the following actions only upon receipt of and in accordance with specific Instructions:

(i)	make payment for and/or receive any Asset or deliver or dispose of any Asset except as otherwise specifically provided in this Agreement;

(ii)	deal with rights, conversions, options, warrants and other similar interests or any other discretionary right in connection with the Assets; and

(iii)	carry out any action affecting the Assets or the Securities Account or Cash Account other than those specified in Section 9(A) above, but in each instance subject to the agreement of the Bank, whereby such agreement will only be withheld if carrying out such action will violate Applicable Law or is otherwise commercially unreasonable. The Bank shall promptly inform the Client of any decision not to carry out any such action.

(C)	Performance Subject to Laws. The Client understands and agrees that the Bank’s performance of this Agreement is subject to Applicable Law, the relevant local laws, regulations, decrees, orders, government acts, customs, procedures and practices to which the Bank is subject and as exist in the jurisdiction in which any Asset is held including the opening of, the holding of all or any part of the Assets in, and the delivery of any Asset to or from any Securities Account or any Cash Account and the performance of any other activities contemplated in this Agreement by the Bank (including acting on any Instructions).

(D)	Overdraft Credit.

(i)	The Bank may, at its sole discretion and without any obligation to do so, grant to the Client upon request overdraft credit on the Cash Account on a case-by-case basis. Such extension of credit (i) shall be repaid in full on the same day it is extended and (ii) shall not be paid with any other extension of credit from the Bank. Any overdraft credit is immediately due and payable to the Bank without notice to the Client of any kind, and the Bank may at any time request the Client to credit sufficient cash to the Cash Account to ensure that, after such payment of cash and after application of such payment to any outstanding overdraft credit, the balance of the relevant Cash Account is at least equal to zero. Such extension of credit shall not be paid with any other extension of credit from the Bank. In the event that the Client fails to make such payment by close of business on the same date credit is extended (“Payment Default”), the Bank, in its sole discretion, may terminate the Agreement immediately. In the event that the Bank does provide overdraft credit, such provision shall not oblige the Bank at any point in the future to provide additional overdraft credit to the Client. The Client shall be deemed to be in default with respect to any such advance upon the occurrence of the insolvency of the Client or any event of the type specified in Section 365(e)(1)(B) or (C) of the U.S. Bankruptcy Code, as amended from time to time.

(ii)	In connection with any Assets purchased with overdraft credit provided by the Bank, the Client hereby (x) acknowledges that the Client shall have no right, title or interest in or to any Assets purchased with such overdraft credit, and that any credit to an account of the Client shall be provisional, until: (a) the debit by the Bank of the Cash Account in an amount equal to the overdraft credit provided and application of such amount towards the repayment of such credit; or (b) if the Cash Account contains insufficient funds, reimbursement to the Bank by the Client for the amount of such overdraft credit; and (y) acknowledges that the Bank has an automatically perfected security interest in the Assets purchased with any such overdraft credit pursuant to Section 9-206 of the Uniform Commercial Code as in effect in the State of New York from time to time, as well as pursuant to the grant of a security interest as set forth in Section 24 (Lien and Set Off) hereof and that the Bank may exercise any and all remedies described in Section 24 (Lien and Set Off) hereof and as may be available under Applicable Law with respect to such Assets at the discretion of the Bank without notice to the Client.

(iii)	The Client agrees to execute such further document(s) and provide such additional information as may be reasonably requested by the Bank to evidence any overdraft credit and/or the security interest set forth in this Section.

10.	SECURITIES ACCOUNT PROCEDURES

(A)	Credits to the Securities Account. The Bank is not obligated to credit Securities to any Securities Account before receipt of such Securities by final and irrevocable settlement. If the Bank makes a credit before such receipt, the Bank may reverse all or part of the credit (including any increase thereon that has been credited to that Securities Account), make an appropriate entry to the Securities Account and, if it reasonably so decides, require repayment of any amount corresponding to any debit.

(B)	Debits to the Securities Account. The Bank is not obligated to deliver any Securities from the Securities Account that has not been credited as provided in Section 10(A) of this Agreement. If the Bank has received Instructions that would result in the delivery of Securities exceeding such credits, the Bank may decide which deliveries it will make (in whole or in part and in the order it selects).

(C)	Notices of Litigation.

(i)	The Bank may in its sole discretion distribute as appropriate any information provided to it regarding any litigation, including class action litigation, involving the Client, but shall have no obligation to distribute such information, except as may be required pursuant to an agreement to be entered into between the Bank and the Client and which agreement shall state the fee agreed by the parties to be payable to the Bank for the provision of such service. The Client hereby agrees that the Bank shall not be liable for any claim relating to or arising in connection with the delivery or distribution, or lack thereof, of any information concerning any litigation pertaining to the Client, class action or otherwise.

(ii)	Any notices received by Bank or Sub-Custodian’s corporate actions department regarding settled securities class actions that require action by affected owners of the underlying Assets will be notified by Bank to Client using reasonable care and diligence, identifying that Client was a shareholder of the relevant Asset held in custody with Bank at the relevant time.

11.	CASH ACCOUNT PROCEDURES

(A)	Credits to the Cash Account. The Bank is not obligated to make a credit to the Cash Account before receipt by the Bank of a corresponding and final payment in cleared funds. If the Bank makes a credit before such receipt, the Bank may reverse all or part of the credit (including any increase thereon), make an appropriate entry to the Cash Account, and may in its absolute discretion, require repayment of any amount corresponding to any such debit.

(B)	Debits to the Cash Account. The Bank may make any debit to the Cash Account as provided in this Agreement even if this results in (or increases) a debit balance. The Bank is not obligated to make any debit to the Cash Account which might result in or increase a debit balance. If the total amount of debits to the Cash Account at any time would otherwise result in a debit balance or exceed the immediately available funds credited to the Cash Account, the Bank may decide which debits it will make (in whole or in part and in the order it selects).

(C)	Payments. The Bank may at any time close the Cash Account. The Client will transfer to the Bank upon any such closure, and otherwise on demand from the Bank, sufficient immediately available funds to cover any debit balance on the Cash Account or any other extension of credit and any interest, fees or other amounts owed to the Bank. The foregoing shall be without prejudice to any other credit facility agreement that the Bank and the Client may enter into, in which case the terms of such credit facility agreement shall prevail in the event of any conflict between this Agreement and such credit facility agreement.

(D)	Payment Only at the Bank. The Bank has the sole obligation to pay cash credited to the Cash Account in the currency in which that amount is denominated, and the obligation is payable solely at such Bank’s office as designated on the attached Exhibit A at which the Cash Account is maintained. Performance of the obligation is subject to Applicable Laws.

(E)	Cash Held as Banker. In holding cash in the Cash Account the Bank is acting as banker, and the Bank is not acting as trustee or in trust with respect to maintaining the deposit of cash or in connection with any cash transfer or transaction, including foreign exchange, affected pursuant to this Agreement.

12.	WITHDRAWAL AND DELIVERY

(A)	Subject to the terms of this Agreement, the Client may at any time demand withdrawal of all or any part of the Assets. Delivery of any Asset will be made at the expense of the Client at such location as the parties hereto may agree; , notwithstanding such demand, the Bank or Sub-Custodian may retain sufficient Assets held in any Securities Account to close out or complete any transaction that the Bank will be required to settle in regard to that Securities Account after the date of any withdrawal. Nothing in this Section 12 shall require the Bank to deliver any Asset subject to the lien provided in this Agreement until any obligations secured by such right have been satisfied in full.

13	RECORDS AND ACCESS

(A)	Examination of Statements. The Bank will provide the Client periodically with a statement of account for each Account, identifying Assets held in the Accounts. The Client shall examine each statement sent by the Bank and notify the Bank in writing within thirty (30) days of the date of such statement any discrepancy between Instructions given by the Client and the position shown on the statement and of any other errors known to the Client. Except as provided in such notice, the Client agrees that each statement will be binding on the Client after such thirty (30) days, and the Client shall be deemed to have approved the statement.

(B)	Access to Records. If requested via Instructions from the Client and a reasonable period of prior notice, the Bank shall allow the Client, its and the Fund’s independent public accountants, agents or regulators reasonable access (during reasonable business hours) to the records of the Bank relating to the Assets as is required by the Client in connection with an examination of the books and records pertaining to the affairs of the Client provided that the Bank may at its reasonable discretion restrict access to documentation, systems or processes to the extent that it will or may prejudice the Bank’s security arrangements or its duty of confidentiality to its other customers. Subject to restrictions under the relevant local law, the Bank will also seek to permit the Client and the Fund’s auditors and independent public accountants, reasonable access (during reasonable business hours) to the records of any Sub-Custodian of Assets held in the Securities Account as may be required in connection with such examination. The Bank has no obligation to require any Securities Depository or Sub-Custodian to maintain records for any specified period of time.

(C)	Reconciliation. The Bank shall conduct, on a regular basis, reconciliations between its internal accounts and records and those of any relevant third party and reconciliations on Securities that are otherwise held by it.

14.	COMPLIANCE WITH SECURITIES AND EXCHANGECOMMISSION (“SEC”) RULE 17F-5 (“RULE 17F-5”).

(A)	Customer’s board of directors (or equivalent body) (hereinafter ‘Board’) hereby delegates to the Bank, and, except as to the country or countries as to which the Bank may, from time to time, advise Customer that it does not accept such delegation, the Bank hereby accepts the delegation to it, of the obligation to perform as Customer’s ‘Foreign Custody Manager’ (as that term is defined in rule 17f-5(a)(3) of the 1940 Act”, including for the purposes of: (i) selecting Eligible Foreign Custodians (as that term is defined in rule 17f-5(a)(1), and as the same may be amended from time to time, or that have otherwise been exempted pursuant to an SEC exemptive order) to hold foreign Securities and Cash, (ii) evaluating the contractual arrangements with such Eligible Foreign Custodians (as set forth in rule 17f-5(c)(2)), (iii) monitoring such foreign custody arrangements (as set forth in rule 17f-5(c)(3)).

(B)	In connection with the foregoing, the Bank shall

(i)	provide upon request written reports notifying Customer’s Board of the placement of Securities and Cash with particular Eligible Foreign Custodians and of any material change in the arrangements with such Eligible Foreign Custodians, with such reports to be provided to Customer’s Board at such times as the Board deems reasonable and appropriate based on the circumstances of Customer’s foreign custody arrangements (and until further notice from Customer such reports shall be provided not less than quarterly with respect to the placement of Securities and Cash with particular Eligible Foreign Custodians and with reasonable promptness upon the occurrence of any material change in the arrangements with such Eligible Foreign Custodians). Customer considers any change that affects safe custody, beneficial ownership or transferability of Customer’s Securities and cash to constitute a “material change.”;

(ii)	exercise such reasonable care, prudence and diligence in performing as Customer’s Foreign Custody Manager as a person having responsibility for the safekeeping of foreign Securities and cash would exercise;

(iii)	in selecting an Eligible Foreign Custodian, first have determined that foreign Securities and cash placed and maintained in the safekeeping of such Eligible Foreign Custodian shall be subject to reasonable care, based on the standards applicable to custodians in the relevant market, after having considered all factors relevant to the safekeeping of such foreign Securities and cash, including, without limitation, those factors set forth in rule 17f-5(c)(l)(i)-(iv);

(iv)	determine that the written contract with an Eligible Foreign Custodian (a) requires that the Eligible Foreign Custodian shall provide reasonable care for foreign Securities and Cash based upon the standards set forth in Rule 17f-5(c)(1); and (b) provides for the requirements set forth in Rule 17f-5(c)(2).

(v)	have established a system to monitor the continued appropriateness of maintaining foreign Securities and cash with particular Eligible Foreign Custodians and of the governing contractual arrangements; it being understood, however, that in the event that the Bank shall have determined that the existing Eligible Foreign Custodian in a given country would no longer afford foreign Securities and cash reasonable care and that no other Eligible Foreign Custodian in that country would afford reasonable care, the Bank shall promptly so advise Customer and shall then act in accordance with the Instructions of Customer with respect to the disposition of the affected foreign Securities and cash. The Bank shall notify Customer of any other material change in the foreign custody arrangements.

Subject to (B)(i)-(v) of this Section above, the Bank is hereby authorized to place and maintain foreign Securities and cash on behalf of Customer with Eligible Foreign Custodians pursuant to a written contract deemed appropriate by the Bank.

(C)	Except as expressly provided herein, Customer shall be solely responsible to assure that the maintenance of foreign Securities and cash hereunder complies with the rules, regulations, interpretations and exemptive orders as promulgated by or under the authority of the SEC.

(D)	The Bank represents to Customer that it is a U.S. Bank as defined in Rule 17f-5(a)(7). Customer represents to the Bank that: (1) the foreign Securities and cash being placed and maintained in the Bank’s custody are subject to the 1940 Act, as the same may be amended from time to time; (2) its Board: (i) has determined that it is reasonable to rely on the Bank to perform as Customer’s Foreign Custody Manager (ii) or its investment adviser shall have determined that Customer may maintain foreign Securities and cash in each country in which Customer’s Securities and cash shall be held hereunder and determined to accept Country Risk. Nothing contained herein shall require the Bank to make any selection or to engage in any monitoring on behalf of Customer that would entail consideration of Country Risk.

(E)	The Bank shall provide to Customer such information relating to Country Risk as is specified in Appendix I hereto. Customer hereby acknowledges that: (i) such information is solely designed to inform Customer of market conditions and procedures and is not intended as a recommendation to invest or not invest in particular markets; and (ii) the Bank has gathered the information from sources it considers reliable, but that the Bank shall have no responsibility for inaccuracies or incomplete information.

(F)	The Bank’s appointment as Foreign Custody Manager may be terminated at any time by Customer, regardless of whether the Bank serves as custodian of Customer (or any Fund).

15.	COMPLIANCE WITH SEC RULE 17F-7 (“RULE 17F-7”).

(A)	The Bank shall, for consideration by Customer, provide an analysis of the custody risks associated with maintaining Customer’s foreign Securities with each Eligible Securities Depository used by The Bank as of the date hereof (or, in the case of an Eligible Securities Depository not used by The Bank as of the date hereof, prior to the initial placement of Customer’s foreign Securities at such Depository) and at which any foreign Securities of Customer are held or are expected to be held. The foregoing analysis will be provided to Customer at The Bank’s Website. In connection with the foregoing, Customer shall notify The Bank of any Eligible Securities Depositories at which it does not choose to have its foreign Securities held. The Bank shall monitor the custody risks associated with maintaining Customer’s foreign Securities at each such Eligible Securities Depository on a continuing basis and shall promptly notify Customer or its adviser of any material changes in such risks.

(B)	The Bank shall exercise reasonable care, prudence and diligence in performing the requirements set forth in Section 2.19(a) above.

(C)	Based on the information available to it in the exercise of diligence, the Bank shall determine the eligibility under rule 17f-7 of each depository before including it on Schedule 2 hereto and shall promptly advise Customer if any Eligible Securities Depository ceases to be eligible.

16.	DELEGATION OF FOREIGN CUSTODY MANAGEMENT.

(A)	The Fund hereby delegates to the Bank the responsibilities set forth in subparagraph (b) below of this Section 16A, in accordance with Rule 17f-5 with respect to foreign custody arrangements for the Fund’s existing and future investment portfolios, except that the Bank shall not have such responsibility with respect to central depositories and clearing agencies or with respect to custody arrangements in the countries listed on Schedule D, attached hereto, as that Schedule may be amended from time to time by notice to the Fund.

(B)	With respect to each arrangement with any Sub-custodian regarding the assets of any investment portfolio of the Fund for which the Bank has responsibility under this Section 16A (a “Foreign Custodian”), the Bank shall:

(i)	determine that the Fund’s assets will be subject to reasonable care, based on the standards applicable to custodians in the relevant market, if maintained with the Foreign Custodian, after considering all factors relevant to the safekeeping of such assets;

(ii)	determine that the written contract with such Foreign Custodian governing the foreign custody arrangements complies with the requirements of Rule 17f-5 and will provide reasonable care for the Fund’s assets;

(iii)	establish a system to monitor the appropriateness of maintaining the Fund’s assets with such Foreign Custodian and the contract governing the Fund’s foreign custody arrangements;

(iv)	provide to the Fund’s Board of Directors, at least annually, written reports notifying the Board of the placement of the Fund’s assets with a particular Foreign Custodian and periodic reports of any material changes to the Fund’s foreign custodian arrangements; and

(v)	(v) withdraw the Fund’s assets from any Foreign Custodian as soon as reasonably practicable, if the foreign custody arrangement no longer meets the requirement of Rule 17f-5.]

17.	USE OF SUBCUSTODIANS AND AGENTS

(A)	Appointment and Use of Sub-Custodians.

(i)	The Bank may appoint one or more Sub-Custodians to act as sub-custodian or sub-custodians of Assets at any time held by the Funds, (which may be a Bank Affiliate of the Bank) upon the terms and conditions specified in this Agreement. The Bank shall oversee the maintenance by any Sub-Custodian of any Asset of any Fund. The Client acknowledges that the rights of the Bank against any Sub-Custodian may consist only of a contractual claim.

)	The Bank will exercise reasonable care in the selection, use and monitoring of Sub-Custodians.

(iii)	The Client acknowledges and agrees that where the Services relate to Non-US Securities, the settlement, legal and regulatory requirements and usages in the relevant jurisdictions may be different from those applying in the United States and there may be different practices for the separate identification of such Securities and that at all times any Sub-Custodian may be required to hold the Assets subject to any Applicable Law.

(iv)	The Agreement between the Bank and each Sub-Custodian acting hereunder shall contain any provisions necessary to comply with Rule 17f-5 under the 1940 Act.

(v)	Prior to the Bank’s use of any Sub-Custodian, the Client must approve such Sub-Custodian in the manner required by Rule 17f-5 and provide the Bank with satisfactory evidence of such approval.

(vi)	The Bank shall promptly take such steps as may be required to remove any Sub-Custodian that has ceased to be an “eligible foreign custodian” or has otherwise ceased to meet the requirements under Rule 17f-5.

(vii)	The Bank hereby represents to the Client that in its opinion, after due inquiry, the established procedures to be followed by each Sub-Custodian in connection with the safekeeping of property of a Fund pursuant to this Agreement afford reasonable care for the safekeeping of such property based on the standards applicable in the relevant market.

(viii)	With respect to property of a Fund which is maintained by the Bank in the custody of a Sub-Custodian pursuant to Section 17:

(a) The Bank will identify on its books as belonging to the particular Fund any property held by such Sub-Custodian.

(b) In the event that a Sub-Custodian permits any of the Securities placed in its care to be held in a foreign securities depository, such Sub-Custodian will be required by its agreement with the Bank to identify on its books such Securities as being held for the account of the Bank as a custodian for its customers.

(c) Any Securities held by a Sub-Custodian will be subject only to the instructions of the Bank or its agents; and any Securities held in a foreign securities depository for the account of a Sub-Custodian will be subject only to the instructions of such Sub-Custodian.

(d) The Bank will only deposit property of a Fund in an account with a Sub-Custodian which includes exclusively the assets held by the Bank for its customers, and will cause such account to be designated by such Sub-Custodian as a special custody account for the exclusive benefit of customers of the Bank.

The Bank reserves the right to decline to accept Securities in Local Jurisdictions other than those listed in Exhibit D (Local Jurisdictions) as such Exhibit may be amended from time to time by the Bank in accordance with this Agreement), PROVIDED THAT where any Securities are held in any Local Jurisdiction that is to be removed from Exhibit D (Local Jurisdictions), the Bank will use its reasonable endeavors to notify the Client prior to any such amendment taking effect and to continue to hold and service the Client’s Securities in the Local Jurisdiction concerned until the Client disposes of the Securities or makes alternative arrangements with respect to the custody of the Securities within a reasonable period of time.

Countries that are not listed as Local Jurisdictions in Exhibit D (Local Jurisdictions) may be added to such Exhibit on the Client’s reasonable request but subject to the prior written agreement of the Bank.

(B)          Appointment of Agents. The Bank is authorized to use agents, including but not limited to Bank Affiliates, as delegates to perform any of the functions under this Agreement. Securities Depositories are not agents of the Bank.

(C)          Responsibility for Agents. The Bank shall use reasonable care in selecting and monitoring all agents.

18.	BANK AFFILIATE INVOLVEMENT; POTENTIAL CONFLICTS

(A)	Bank Affiliate Involvement. The Client agrees and understands that any Bank Affiliate can engage as principal or otherwise in any transaction effected by the Client or by any person for its account and benefit, or by or on behalf of any counterparty or issuer. When instructed to buy or sell any Security, effect any foreign exchange transaction or effect other transactions, the Bank is entitled to effect any transaction by or with itself or any Bank Affiliate and to pay or keep any fee, commissions or compensation as specified in the Client’s Instruction or, if no specification is provided, any charges, fees, commissions or similar payments generally in effect from time to time with regard to such or similar transactions.

(B)	Potential Conflicts. The Bank or any of Bank Affiliates may act as agent for, provide services to and engage in any kind of business with, others to the same extent as if the Bank was not the custodian of the Assets under the terms of this Agreement. Nothing in this Agreement will in any way restrict the right of the Bank to perform services for any other person or entity and the performance of such services for others will not be deemed to violate or give rise to any duty or obligation to the Client not specifically undertaken by the Bank hereunder. The Bank and any Bank Affiliate of the Bank may receive a fee or other compensation in relation to any service referred to in this Section and are authorized to retain for their own benefit any such fees or compensation so received.

(C)	If at any time the Assets shall include any investment or other property of any kind managed, held or issued by the Bank or any Bank Affiliate, the Bank or such Bank Affiliate (as the case may be) may realize and retain any profit to which it is entitled from such management, holding or issue.

(D)	Without prejudice to the generality of Section 18(B), the Bank has the right, without notifying the Client to effect transactions with or for the Client in which the Bank directly or indirectly has an interest or in circumstances where the Bank has a relationship with another party which does or may create a conflict with the Bank’s duty to the Client or (without prejudice to the generality of the foregoing) in circumstances where the Bank or any Bank Affiliates may act as market maker in the Securities in question, provide broking services to the Client and/or to other clients, act as financial adviser, banker or otherwise provide services to the issuer of the Securities in question, act in the same transaction as agent for more than one client, have a material interest in the issue of the Securities or earn profits from any of the activities listed herein.

(E)	The Bank or any of its divisions, branches or Bank Affiliates may be in possession of information tending to show that Instructions given to the Bank may not be in the best interests of the Client. The Bank is not under a duty to disclose any such information.

(F)	The Client acknowledges and agrees that the Services provided by the Bank and any Sub-Custodian hereunder are non-exclusive and that the Bank, Bank Affiliates and any Sub-Custodian are entitled to provide similar and additional services to other firms and companies, some of which may compete with the Client, and to engage in activities on their own behalf that may be adverse to Client, including calculating the value of assets for other clients or themselves at amounts different from those used for or by Client, and engaging in transactions or offering research or advice that could negatively affect Client and the value of Client’s holdings or trades. The Bank or Bank Affiliate may receive a fee or other compensation in relation to any service referred to in this Section and are authorized to retain for their own benefit any such fees or compensation so received. Client acknowledges and agrees that the Bank shall not be deemed to have notice of, or be under any duty to disclose to Client, any fact or thing that may come to the Bank’s attention in the course of rendering services to others or in the course of any of its other activities.

(G)	If at any time the Assets shall include any investment or other property of any kind managed, held or issued by the Bank or Bank Affiliates, the Bank or Bank Affiliate (as the case may be) may realize and retain any profit to which it is entitled from such management, holding or issue.

(H)	Nothing in this Agreement shall create a partnership or joint venture between the Parties and save as expressly provided in this Agreement, neither Party shall enter into or have authority to enter into any engagement or make any representation or warranty on behalf of or pledge the credit of or otherwise bind or oblige the other Party.

19.	SCOPE OF RESPONSIBILITY

(A)	Standard of Care. The Bank will perform its obligations with reasonable care as determined in accordance with the standards and practices of professional custodians engaged in similar activity.

The Bank accepts liability to the Client to the extent and with the limitations described in Section 19(B) and 21 herein for any Losses suffered or incurred by the Client by reason or as a result of the gross negligence, willful default or fraud in any act or omission of any Specified Sub-Custodian, or any of Bank Affiliates which for the purposes of this Section 19 will be judged by reference to the standards prevailing in the relevant Local Jurisdiction. Without prejudice to the generality of Section 19, in the event of the insolvency of a Specified Sub-Custodian gross negligence, willful default and fraud will be judged by reference to the Bank’s acts and omissions in relation to the performance of its duties and not be deemed to have occurred solely by virtue of Specified Sub-Custodian’s insolvency.

Without prejudice to the Bank’s obligations under Section 19, in the case of a Sub-Custodian that is not a Specified Sub-Custodian the Bank will not be liable for any Losses incurred by the Client by reason or as a result of the acts or omissions of such Sub-Custodian (including without limitation gross negligence, willful default or fraud on the part of such Sub-Custodian). The Bank will provide reasonable assistance to the Client in any proceedings that the Client may bring against such Sub-Custodian and use its reasonable endeavors (but without any obligation to initiate legal proceedings) to obtain compensation from such Sub-Custodian on behalf of the Client, subject to the Bank being indemnified to its satisfaction by the Client against all Losses that may thereby be incurred by the Bank. The Bank will pay any compensation recovered by it from the Sub-Custodian to the Client.

The Client hereby agrees that the Bank will not be liable for any Losses suffered or incurred by the Client as a result of the insolvency of any Sub-Custodian (including any Specified Sub-Custodian) other than any Sub-Custodian which is a branch or a subsidiary of the Bank, but so that this Section 9(C) will not operate to limit any liability which the Bank would otherwise have under Section 19.

Notwithstanding any other provision of this Agreement, the Bank will not in any circumstances be liable in connection with the acts, omissions, failure to act or the default or insolvency of:

(i)       any Securities Depository; or

(ii)      any agent, broker or bank (other than a Specified Sub-Custodian); or

(iii)     any counterparty to the settlement of a transaction or to a spot or forward foreign exchange contract.

(B)	Limitations on Losses. The Bank will not be responsible for any loss or damage suffered by the Client unless the loss or damage results from the Bank’s gross negligence or willful misconduct; in the event of such gross negligence or willful misconduct, the liability of the Bank in connection with the loss or damage will not exceed (i) the lesser of replacement value of any Securities or the market value of the Securities to which such loss or damage relates at the time the Bank notifies the Client of the relevant event and (ii) replacement of Cash, plus (iii) compensatory interest up to that time at the rate applicable to the base currency of the Cash Account.

(C)	Mitigate Losses. The Client will take all reasonable steps to mitigate any Losses it may suffer or incur.

(D)	Reliance on Expert Advice. The Bank may act or rely upon the opinion or advice or any information obtained from its lawyer or any broker, valuer, surveyor or other expert competent to give such opinion, advice or information and shall not be liable for any loss occasioned by it so acting.

20.	LIMITATIONS ON RESPONSIBILITY OF BANK AND SUB-CUSTODIAN.

(A)	General. The Bank and any Sub-Custodian is responsible for the performance of only those duties as are expressly set forth herein, including the performance of any Instruction given as provided in Section 8 of this Agreement and that is consistent with this Agreement. The Bank shall have no implied duties or obligations.

(B)	Securities Depositories. The Bank has no liability for the acts, omissions, defaults or insolvency of any Securities Depository not resulting from the gross negligence or willful misconduct of the Bank. Except as required by Applicable Law or regulation, the Bank has no responsibility for the selection or monitoring of any Securities Depository.

(C)	No Liability for Third Parties. The Bank is not responsible for the acts, omissions, defaults or insolvency of any third party including, but not limited to, any broker, counterparty or issuer of Securities.

(D)	Prevention of Performance. The Bank will not be responsible for any failure to perform any of its obligations if such performance would result in it being in breach of any Applicable Law in accordance with which it is required to act (including any rules or practice of any stock exchange, Securities Depository, self-regulatory organization or market) or if its performance is prevented, hindered or delayed by a Force Majeure Event, in such case its obligations will be suspended so long as the Force Majeure Event continues. “Force Majeure Event” means any event due to any cause beyond the reasonable control of the Bank, such as restrictions on convertibility or transferability, requisitions, involuntary transfers, unavailability of communications system, sabotage, fire, flood, explosion, acts of God, civil commotion, strikes or industrial action of any kind, riots, insurrection, war, or acts of government.

(E)	Client’s Reporting Obligations. The Client shall be solely responsible for all filings, tax returns and reports on any transactions in respect of the Assets or collections relating to the Assets as may be required by any relevant authority, whether governmental or otherwise.

(F)	Validity of Securities. The Bank shall exercise reasonable care in receiving Securities but does not warrant or guarantee the form, authenticity, value or validity of any Security received by the Bank. If the Bank becomes aware of any defect in title or forgery of any Security, the Bank shall promptly notify the Client.

(G)	Capacity of Bank. The Client acknowledges that the Bank is not acting under this Agreement as a manager or an investment manager, nor as an investment, legal or tax adviser to the Client, and the Bank’s duty is solely to act as a custodian in accordance with the terms of this Agreement. The Client further acknowledges that responsibility for the selection, acquisition and disposal of the Assets will at all times remain with the Client.

(H)	Forwarded Information. The Bank is not responsible for the form, accuracy or content of any notice, circular, report, announcement or other material not prepared by the Bank and forwarded to the Client pursuant to this Agreement, including the accuracy or completeness of any translation or summary provided by the Bank in regard to such forwarded communication.

(I)	Fraudulent Securities The Bank will have no liability for Losses suffered or incurred by the Client or any other person as a result of the receipt or acceptance of fraudulent, forged or invalid Securities (or Securities that are otherwise not freely transferable or deliverable without encumbrance in any relevant market).

(J)	Foreign Currency Risks. The Client shall bear all risks and expenses associated with investing in Securities or holding cash denominated in a currency other than that of the Client’s home jurisdiction. Neither the Bank nor any Bank Affiliate shall be obligated to substitute another currency for a currency whose transferability, convertibility or availability has been affected by any law, regulation, rule or procedure. The Bank will have no liability for any Losses arising from the occurrence of any event that may affect the transferability, convertibility or availability of any currency and in no event will the Bank be under any obligation to substitute another currency for any currency the transferability, convertibility or availability of which has been affected by such law, regulation or event. Transactions in any currency will be subject to the rules and regulations laid down by the exchange control authorities of the relevant Local Jurisdiction.

(K)	Market and political risks. For the avoidance of doubt, in no event will the Bank be liable for any Losses resulting from the general risks of investment in or the holding of assets in the United States or overseas, including without limitation Losses arising from (i) nationalization, expropriation or other governmental actions, (ii) any law, order or regulation of a governmental, supranational or regulatory body, (iii) regulation of the banking or securities industry, including changes in market rules, currency restrictions, devaluations, market illiquidity or fluctuations or (iv) market conditions affecting the execution or settlement of transactions or the value of Assets or (v) any other market economic instability.

21.	SUBROGATION

To the extent permissible by law or regulation and upon the Client’s request, the Client may be subrogated to the rights of the Bank with respect to any claim against a Securities Depository or any other person for any loss, damage or claim suffered by the Client, and the Bank shall assign all such rights to the Client, in each case to the extent, but only to the extent, that the Client reasonably believes the Bank is failing to pursue any such claim or the Client is not in any respect made whole or otherwise wholly compensated in respect of such loss, damage or claim. Nothing herein shall be interpreted as granting the Client any rights to bring any direct claim under any insurance policy issued in favor of the Bank, or as limiting the rights of the Bank (prior to the Client’s exercise of its rights of subrogation herein) to bring any claim against any such entity for any claim, loss or damage suffered by the Bank or any of its customers for any action of a Securities Depository or any other person. Notwithstanding any other provision hereof, in no event is the Bank obligated to bring suit in its own name or be obligated to allow suit to be brought in its name except where required by Applicable Law for the Client to maintain a claim subject to this Section 21.

22.	INDEMNITY

(A)	Indemnity to the Bank. The Client agrees to indemnify the Bank, its branches and subsidiaries and Specified Sub-Custodians and hold the Bank, its branches and subsidiaries and Specified Sub-Custodians harmless from all losses, costs, damages and out-of-pocket expenses (including, but not limited to, attorney’s fees, legal expenses, and taxes and duties) and liabilities for any Loss, of any kind, incurred by the Bank, its branches and subsidiaries and Specified Sub-Custodians arising out of the performance of the Services under this Agreement. For the avoidance of doubt and in no way limiting the foregoing, this indemnity shall cover all Losses which the Bank may suffer or incur arising out of or having any connection with (i) any deficiencies caused by the transfer to the Bank of any custody services previously carried out by another custodian and failing of the previous custodian of the Client, (ii) executing the Client’s Instructions through third parties (including agents and Sub Custodians reasonably selected by the Bank) requested or approved by the Client, or (iii) Client’s breach of this Agreement.

(B)	Clients’ Direct Liability. The disclosure by the Client to the Bank that the Client has entered into this Agreement as the agent or representative of another person shall not relieve the Client of any of its obligations under this Agreement

(C)	Notice of Claim for Indemnification. If the Bank becomes aware of any fact or circumstance which might give rise to a claim by the Bank against the Client under this Section 22 then, without prejudice to the Bank’s rights, it shall use reasonable efforts to notify the Client of such fact or circumstance in writing as soon as is reasonably practicable and shall use its reasonable efforts to provide the Client with such reasonable assistance as will enable the Client to investigate the nature and substance of the claim and to respond to the Bank. The Bank shall also take any reasonable steps to mitigate any further Loss to the Client. Where the fact or circumstance which might give rise to a claim by the Bank against the Client under this Section involves a claim or action against the Bank by a third party, the Bank shall not settle or compromise any such claim or action unless it has discussed the possibilities of the Client taking over the defense in relation to such claim or action with the Client.

23.	EXCLUSION OF CONSEQUENTIAL DAMAGES

NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, UNDER NO CIRCUMSTANCES WILL THE BANK BE LIABLE TO THE CLIENT OR ANY OTHER PERSON FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL OR EXEMPLARY DAMAGES OF ANY KIND OR NATURE WHATSOEVER OR FOR ANY LOSS OF REVENUES, LOSS OF PROFITS, LOSS OF BUSINESS, LOSS OF OPPORTUNITY OR LOSS OF GOODWILL (COLLECTIVELY “ADDITIONAL DAMAGES”) ARISING FROM ANY REPRESENTATION, ANY BREACH OF IMPLIED TERM OR ANY DUTY AT COMMON LAW OR UNDER ANY STATUTE OR EXPRESS TERM OF THIS AGREEMENT, AND WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT OR OTHERWISE, WHETHER OR NOT FORESEEABLE, EVEN IF THE BANK HAS BEEN ADVISED OR WAS AWARE OF THE POSSIBILITY OF SUCH ADDITIONAL DAMAGES.

24.	LIEN AND SET OFF

(A)	The Client hereby grants the Bank a continuing lien and security interest in any and all Securities and Cash deposited by the Client with the Bank in the Cash Account and the Securities Account pursuant to this Agreement or other agreements entered into between the Client and the Bank until the satisfaction of and to secure all liabilities arising under this Agreement (whether actual or contingent) of the Client to the Bank relating to safekeeping and administration expenses, including any fees owed and expenses or credit exposures incurred, including any overdraft credit provided pursuant to Section 9(C) hereof, in the performance of services under this Agreement (which lien, if exercised over any Asset in a Fund Account shall secure only such unpaid credit or expense exclusively due with respect of the Fund Account).

(B)	The Bank may without prior notice to the Client and without judicial proceeding of any kind, set off any payment obligation owed to it by the Client, which has not been paid when due and payable in accordance with the terms of this Agreement, thereby constituting a default hereunder, against any payment obligation or the value of any delivery obligation owed by the Bank to the Client, regardless of the place of payment, delivery and/or currency of any obligation (and for such purposes may make any currency conversion necessary), which delivery obligation may include, but shall not be limited to, Cash and Securities deposited with the Bank by the Client in the context of custodial services or other ancillary services or credit extensions provided by the Bank. In furtherance of the exercise of the above-described remedy upon the occurrence of a default, the Bank may, without notice to the Client, sell or transfer in a commercially reasonable manner any Securities held in custody pursuant to this Agreement and apply any proceeds towards the discharge of the Client’s outstanding obligations. If any obligation is unliquidated or unascertained, the Bank may set off an amount estimated by it in good faith to be the amount of that obligation.

(C)	The Client acknowledges and agrees that the Assets may also be subject to a continuing lien in favor of any Sub-Custodian, Securities Depository, nominee or agent appointed by the Bank in accordance with this Agreement in respect of charges relating to the administration and safekeeping of such property.

(D)	Notwithstanding anything contained in the above Section 24(A) and (B), the Bank agrees that any Cash or Securities held by the Bank, which Client notifies Bank is owned by Client’s customer(s) or registered investment company under Rule 17f5 of the ’40 Act, will not be subject to any right of retention, pledge, charge, security interest, lien, encumbrance, right of sales or set-off in favor of the Bank, provided the remedies contained in the above Section 24(A) and (B) shall apply to the fullest extent in the case where (a) the Bank has not received the full settlement price from the Client as a result of purchase of Securities, and / or (b) the Client has failed to pay any safekeeping and administration fees when due. Nothing in this Section 24(D) shall be constructed as a waiver by the Bank of any rights it may have the laws of the Local Jurisdiction.

25.	FEES AND EXPENSES

The Client agrees to pay all fees, charges and obligations incurred from time to time for any services pursuant to this Agreement as determined in accordance with the terms of the fee Exhibit attached as Exhibit B (the “Fee Exhibit”) or as otherwise specified from time to time by the Bank upon prior written notice to the Client, together with any other amounts payable to the Bank under this Agreement. The Bank’s remuneration will not be reduced by, and the Bank may retain, any other remuneration or any profit received by the Bank from any third party in connection with transactions affected by the Bank for the Client.

26.	USE OF INTERNET

(A)	The Client acknowledges the risks inherent in the use of electronic mail and any system for sending and receiving messages electronically over a computer network (“Internet”), and that such system may not be a reliable transmission medium. Accordingly acknowledges notwithstanding any terms of the Agreement to the contrary, the Bank shall not have any liability, whether to the Client or any other person for any consequences which may arise from the sending of Information via the Internet including, but not limited to, any losses resulting from (i) any technical failure including loss, damage or corruption of data (ii) errors and delays during transmission (iii) failure of transmission and (iv) misuse, fraudulent use or access by unauthorized persons.

(B)	The Client accepts that from time to time sending information via the Internet may be unavailable, interrupted or restricted whether due to circumstances beyond the reasonable control of the Bank including, by way of illustration, a lack of availability or interruption of the Internet or other telecommunication service or otherwise.

(C)	The Bank assumes no liability for any consequences which may arise from the use of the procedure for the transmission of information via the Internet, including by reason of a technical failure, an error during transmission or receipt, incomplete or inaccurate Information, or misuse or fraudulent use, save to the extent that the Bank, its officers, employees or agents have acted negligently or fraudulently or are willfully in default.

27.	SLA

A breach of the Service Level Agreement or Description may, according to circumstances, be evidence of the Bank’s negligence, fraud or wilful default in the performance of its obligations under this Agreement or that of a Specified Sub-Custodian but except as set out above, the Service Level Agreement or Description is not legally binding and no breach of any Service Level Agreement or Description will give rise to a Loss for which the Bank is responsible.

28.	STOCKLENDING

(A)	The Bank will not undertake or otherwise engage in stock lending activity with or for the Client without the Client’s prior written consent.

(B)	Where the Bank offers and the Client agrees to operate within the Bank’s stock lending programme, this will be subject to the terms of a supplementary stock lending agreement.

29.	TAX STATUS/WITHHOLDING TAXES

(A)	Information. The Client will provide the Bank and Sub-Custodians with information as to the Client’s tax status and/or the underlying beneficial owner’s tax status or residence as reasonably requested by the Bank from time to time. The Client may be required from time to time to file such proof of taxpayer status or residence, to execute such certificates and to make such representations and warranties, or to provide any other information or documents in respect of the Assets, as the Bank deems necessary or proper to fulfill the obligations of the Bank under Applicable Law. The Client shall provide the Bank, in a timely manner, with copies, or originals if necessary and appropriate, of any such proofs of residence, taxpayer status or identity, beneficial ownership of any Assets, and any other information or documents which the Bank may reasonably request.

(B)	Payments. In respect of the payment of taxes, in the event that the Bank or any Sub-Custodian is required under Applicable Law to pay any tax, duty or other governmental charge or any interest or penalty in relation thereto in connection with the Services, the Bank is hereby authorized to debit the Cash Account in the amount thereof and to pay such amount to the appropriate tax authority. If any Taxes become payable with respect to any payment to be made to the Client, the Bank or Sub-Custodian may withhold the Taxes from such payment. The Bank or Sub-Custodian may withhold any interest, any dividends or other cash distributions received in respect of Securities or proceeds from the sale or distribution of Securities (“Payments”), or may sell for the account of the Client any part or all of the Securities, and may apply such Payment and/or other cash from the Cash Account in satisfaction of such taxes. The Client shall remain liable for any deficiency. For the avoidance of doubt, if any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”), the Bank may withhold as required by the Code and the Client shall remain liable for any deficiency in payments. If any Taxes shall become payable with respect to any payment made to the Client by the Bank, Sub-Custodian or their agents in a prior year, the Bank shall inform the Client accordingly, and shall provide information in such detail as is reasonably required by the Client to assess the Bank’s claim for payment. The Client shall subsequently provide all reasonable cooperation in making the required payments.

(C)	Tax Relief. In the event the Client requests that the Bank provide tax relief services and the Bank agrees to provide such services, the Bank shall apply for appropriate tax relief (either by way of reduced tax rates at the time of an income payment or retrospective tax reclaims in certain markets as agreed from time to time); the Client provides to the Bank such documentation and information as is necessary to secure such tax relief. In no event shall the Bank be responsible for the difference between the statutory rate of withholding and the treaty rate of withholding if the Bank is unable to secure tax relief.

(E)	Filing Forms. (i) For each country in which the Client holds Securities and a tax reclaim, refund or credit may be available, the Bank will, if so requested, submit such forms as are necessary to the appropriate tax or other governmental authorities and take such action as is reasonable to obtain such benefits and, where such forms must be completed by the Client, will provide the Client with the appropriate forms and otherwise use its reasonable endeavors to assist the Client to obtain such tax benefits. (ii) Except as otherwise provided in Section 29(D)(i), the Client shall be solely responsible and liable for the payment of and obtaining reclaims, refunds and credits (where applicable) of all tax assessments, duties and fees, governmental charges (including interests and penalties) in respect of the Accounts and Assets. (iii) The Client confirms that to the extent that the Client holds Securities that are subject to the French Financial Transaction Tax (the “FTT”) pursuant to Law no. 2012-354 dated March 14, 2012 as may be amended from time to time, the Bank may demand any information in relation to such Securities up to ten (10) years from the date that the Client has submitted any associated FTT declarations.

30.	CONFIDENTIAL INFORMATION

(A)	The Bank will treat information related to the Client as confidential but, unless prohibited by law, the Client authorizes the transfer or disclosure of any information relating to the Client to and between the branches, subsidiaries, representative offices, affiliates and agents of the Bank and third parties selected by any of them, wherever situated, for confidential use in connection with (and insofar as and to the extent reasonably required for) the provision of Services to the Client (including for data processing, statistical and risk analysis purposes), and further acknowledges that any such branch, subsidiary, representative office, affiliate, agent or third party may transfer or disclose any such information as required by Applicable Law.

(B)	Notwithstanding anything contained in this Agreement, the Client expressly (i) agrees and authorizes the Bank to disclose any information (including the Client’s identity name and address; and the Client’s Securities holdings information) that the Securities’ issuer may request pursuant to local law or regulations applicable to Securities and (ii) agrees not to hold the Bank liable from any loss or damages arising out of such disclosure, including any direct, indirect, incidental or consequential damages.

(C)	The Client will treat as confidential the terms of this Agreement or any information that may be acquired under or for the purposes of this Agreement unless prohibited by law.

(D)	Notwithstanding anything contained in this Agreement, the Client expressly (i) agrees and authorizes the Bank to disclose any information (including the Client’s identity name and address; and the Client’s Securities holdings information) that the Securities’ issuer may request pursuant to local law or regulations applicable to Securities and (ii) agrees not to hold the Bank liable from any loss or damages arising out of such disclosure, including any direct, indirect, incidental or consequential damages.

(E)	Each Party acknowledges that it has no intellectual property rights in any computer system, computer program or administration process used or developed by the other Party. The Client acknowledges that the techniques underlying and used by the Bank in the provision of the Services are confidential to the Bank and such confidentiality will survive the termination of this Agreement.

31.	ADVERTISING

Neither the Client nor the Bank shall display the name, trade mark or service mark of the other without the prior written approval of the other, nor will the Client display that of any Bank Affiliate (including the Bank) without prior written approval from the Bank. The Client shall not advertise or promote any service provided by the Bank without the Bank’s prior written consent. The Client may however refer to the Bank as its custodian and describe to third parties (e.g., the Client’s customers) the services provided by the Bank.

32.	TERMINATION

(A)	Effect. Either Party may terminate this Agreement in whole by giving not less than sixty (60) days’ prior written notice to the other Party.

(B)	Events of Termination. The Bank may, in its discretion, terminate this Agreement immediately, if:

(i) any lien or security interest is created against the Assets;

(ii) the Client is adjudged bankrupt or insolvent, or there shall be commenced against the Client legal proceedings, whether voluntarily or involuntarily, under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect; provided that in the case of the initiation of involuntary bankruptcy or insolvency proceedings, the Client shall have sixty (60) days in which to procure the order of a competent court dismissing all such proceedings;

(ii) the representations and warranties made by the Client prove to be untrue as of the date when made in any material respect; or

(iii) the Client shall have committed a material breach of the provisions of this Agreement.

(C)	Delivery of Assets. The Bank shall deliver the Assets to the Client at its address specified for notices unless within sixty (60) days following the termination notice referred to above the Client gives the Bank Instructions specifying the person (including appropriate delivery address) to whom the Bank shall deliver the Assets. Where the Client does not specify any such person, and it is not reasonably practicable to deliver the Assets to the Client at its own address, the Bank shall continue to hold the Assets until a written Instruction is received by the Bank. Where the Bank continues to hold and administer the Assets, the provisions of this Agreement, including, without limitation, all provisions relating to fees payable by the Client to the Bank, shall continue to apply and otherwise remain in full force and effect except that the Bank shall no longer be under any obligation to carry out Instructions, save for an Instruction to transfer all of the Assets to a third party. During such period of continued holding of the Assets the Bank shall only provide services in relation to the Assets which it deems strictly necessary.

(D)	Termination under this Section will be without prejudice to the completion of transactions entered into prior to termination and the settlement of all Liabilities and the terms of this Agreement will continue to apply during any period of notice under this Section 25. In particular, fees will be calculated up to the expiry of any notice period and will be payable (together with any value added tax) on the day of such expiry.

(E)	Surviving Terms. The rights and obligations contained in Sections 4 (Representations, Warranties and Covenants), 9(C)(ii) (Performance of the Bank), 19 (Scope of Responsibility), 20 (Limitations on Responsibility of Bank and Sub-Custodian), 21 (Subrogation), 22 (Indemnity), 23 (Exclusion of Consequential Damages), 19 (Lien and Set Off), 7 (Tax Status/Withholding Taxes), 30 (Confidential Information) and 32 (Termination) of this Agreement shall survive the termination of this Agreement.

1.	PERSONS HAVING ACCESS TO THE ASSETS

(A)	Neither the Fund nor any officer, director, employee or agent of the Fund, the Fund’s investment adviser, or any sub-investment adviser, shall have physical access to the assets of any Fund held by the Bank or any Sub-Custodian or be authorized or permitted to withdraw any investments of a Fund, nor shall the Bank or any Sub-Custodian deliver any assets of a Fund to any such person. No officer, director, employee or agent of the Bank who holds any similar position with the Fund’s investment adviser, with any sub- investment adviser of the Fund or with the Fund shall have access to the assets of any Fund.

(B)	Nothing in this Section 33 shall prohibit any Authorized Person from giving Instructions to the Bank so long as such Instructions do not result in delivery of or access to assets of a Fund prohibited by paragraph (A) of this Section 33.

(C)	The Bank represents that it maintains a system that is reasonably designed to prevent unauthorized persons from having access to the assets that it holds (by any means) for its customers.

2.	GOVERNING LAW AND JURISDICTION

(A)	Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (without reference to the choice of law or conflicts of law principles) of the State of New York.

(B)	Jurisdiction. Each Party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in the County of New York and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any related document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the fullest extent permitted by Applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Bank may otherwise have to bring any action or proceeding relating to this Agreement or any related document against the Client or its properties in the courts of any jurisdiction.

(C)	Venue. Each Party hereto waives any objection it may have at any time to the laying of venue of any actions or proceedings brought in any court specified in Section 34(B) hereof, waives any claim that such actions or proceedings have been brought in an inconvenient forum and further waives the right to object that such court does not have jurisdiction over such Party.

(D)	Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(E)	Sovereign Immunity. The Client irrevocably waives, with respect to itself and its revenues and assets, all immunity on the grounds of sovereignty or similar grounds in respect of its obligations under this Agreement.

3.	VARIATION

(A)	Subject to the remaining provisions of this Section 35, this Agreement may only be varied with the written agreement of both Parties.
(B)	Exhibit C (Specified Sub-Custodians) and Exhibit D (Local Jurisdictions) may be amended at any time by written notice from the Bank to the Client.
(C)	Without prejudice to Section 35(B), this Agreement may be varied by the Bank giving written notice to the Client to take effect from the date of the notice, where changes in market practice and/or legal or regulatory requirements necessitate a change or changes in the manner in which the Bank can provide the Services under this Agreement.
(D)	The Service Level Agreement may be amended at any time by written notice from the Bank to the Client. The Bank shall give ten Business Days’ notice of any such amendment unless it is impracticable to do so.

4.	NO PLAN ASSETS

Unless the Client notifies the Bank to the contrary in writing, the Client represent that the Assets are not and will not be those of an (a) an employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is subject to Title I of ERISA, (b) a plan to which Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) applies or (c) an entity the assets of which are considered to hold “plan assets” of such an employee benefit plan or plan by virtue of such employee benefit plan’s or plan’s investment in the entity as determined in accordance with Section 3(42) of ERISA.

The Client will promptly notify the Bank in the event that (i) any representation provided under this Agreement ceases, or will in the future cease, to be complete and accurate in all material aspects, or (ii) there is any change to any of the information contained in any Exhibit to this Agreement.

5.	MISCELLANEOUS

(A)	Amendments. (a) Exhibit C (Specified Sub-Custodians) and Exhibit D (Local Jurisdictions) may be amended at any time by written notice from the Bank to the Client

(B)	Except as otherwise specified in this Agreement, this Agreement may only be modified by prior written agreement of the Client and the Bank.

(C)	Without prejudice to Section 35(B) above, this Agreement may be varied by the Bank giving notice to the Client to take effect from the date of the notice, where changes in market practice and/or legal or regulatory requirement necessitates a change or changes in the manner in which the Bank can provide the Services under this Agreement.

(D)	The Service Level Agreement may be amended at any time by written notice from the Bank to the Client. The bank shall give ten business days’ notice of any such amendment unless it is impracticable to do so.

(E)	Subject to its non-discretionary duties and responsibilities as custodian hereunder, the Bank shall inform the Client as soon as reasonably practicable upon becoming aware of any actual changes in local laws, regulations and market practices that could directly and materially affect the services provided by the Bank under this Agreement; and the Bank shall provide the Client with such other updates regarding local laws, regulations and market practices that it regularly provides to its other similarly situated clients in such market.

(F)	Severability. If any provision of this Agreement is or becomes illegal, invalid or unenforceable under any applicable law, the remaining provisions shall remain in full force and effect (as shall that provision under any other law).

(G)	Waiver of Rights. No failure or delay of the Client or the Bank in exercising any right or remedy under this Agreement shall constitute a waiver of that right. Any waiver of any right will be limited to the specific instance.

(H)	Recordings. The Client and the Bank consent to telephonic or electronic recordings for security and quality of service purposes and agree that either may produce telephonic or electronic recordings or computer records as evidence in any proceedings brought in connection with this Agreement.

(I)	Notices. Written notice shall be effective if delivered to the Client’s principal business address specified in writing to the Bank or to the Bank’s address specified in writing to the Client (or any other address it may provide by written notice for this purpose). Any method used to communicate Instructions may be used to give any notice. Notices shall be in English unless otherwise agreed.

(J)	Successors and Assigns. No Party may assign or transfer any of its rights or obligations under this Agreement without the others’ prior written consent, which consent will not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Bank shall have the right to assign or transfer all or any of its rights, benefits and/or obligations under this Agreement without the consent of the Client (a) to any corporate body into which the Bank may be merged or (b) successor in title or to any Bank Affiliate.

(K)	Headings. Titles to Sections of this Agreement are included for convenience of reference only and shall be disregarded in construing the language contained in this Agreement.

(L)	Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

(M)	USA Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA Patriot Act”) requires Bank to implement reasonable procedures to verify and identify the identity of any person that opens a new Account with the Bank. Client acknowledges that section 326 of the USA Patriot Act and Banks identity verification processes and procedures require Bank to obtain certain Client information or on occasion third parties regarding the Client. Client consents to the Bank obtaining any such identifying information from third parties which may be required as a condition of opening Custody and Cash Accounts at Bank.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

BNP Paribas acting through its New York Branch	November 27, 2015

By: /s/ Claudine Gallagher	By:
Name: Claudine Gallagher	Name:
Title: Managing Director	Title:

Asset Management Fund for the benefit of LongCap Value Fund

By: /s/ Dana Gentile

Name: Dana Gentile

Title: President

ANNEX 1 To Custodial Services Agreement
(Global Custody Services)

1. CORPORATE ACTIONS

(A)	The Bank will require Sub-Custodians, to use all reasonable endeavors and will also employ recognized data vendors to obtain details of any corporate actions relating to Securities to which the Client is entitled and which are publicly announced (including without limitation notices of calls and maturities of securities and expirations of rights in connection with Securities), and will use reasonable endeavors to inform the Clients and/or seek the Client’s Instructions on a timely basis in respect of any rights issues, subscription options, conversion options, elections, calls and similar rights, opportunities and advantages (each a “Corporate Action”) communicated to the Bank which may be derived from the Client’s Securities.

(B)	Without prejudice to the other provision of this Agreement (including Section 3(A)), the Bank will sign in the Client’s name all ownership and other certificates required to obtain payment or exercise rights attached to the Securities provided that the Client has delivered to the Bank all necessary documents requested by the Bank.

(C)	The Bank will not exercise any right or power in connection with the Securities unless it has received timely Instructions with regard to the exercise of any such right or power, or unless, in seeking such Instructions, the Bank has proposed a course of action that it will take in the absence of timely Instructions to the contrary.

(D)	Where an exchange of Securities does not reasonably require any Instruction (for example an exchange of temporary Securities for those in definitive form and the exchange of warrants, or other documents of entitlement to Securities for the Securities themselves), the Bank will attend to it when it receives the relevant information despite the absence of any specific Instruction

(E)	Where Securities in registered form are registered in the Client’s name in accordance with market practice in the relevant Local Jurisdiction or by agreement between the Client and the Bank, information with respect to corporate actions on such Securities and account statements will be sent directly to the Client. The Client hereby undertakes to forward to the Bank promptly any information received by it relating to such Securities in order to enable the Bank to perform its duties under this Agreement.

Whenever notification of a rights entitlement or a fractional interest resulting from a rights issue, stock dividend or stock split is received for the Account and where that right, entitlement or fractional interest bears an expiration date, the Bank will request Instructions from the Client and it will not be obliged to take any action if it does not receive appropriate Instructions in time for it to take to timely action.

The Bank will act in accordance with the Client’s Instructions in relation to such Corporate Actions. If the Client fails to provide the Bank with timely Instructions with respect to any Corporate Action, neither the Bank nor its Sub-Custodian will take any action in relation to that Corporate Action, except as otherwise agreed in writing by the Bank and the Client or as may be set forth by the Bank as a default action in the notification it provides under Section __(A) herein.

2. SETTLEMENT

(A)	The Bank will effect settlement of transactions relating to the Assets on the basis of either contractual settlement day accounting or actual settlement day accounting as the Bank may in its absolute discretion determine, unless the Bank shall have received valid Instructions, either generally or in relation to any particular transaction, to effect settlement on an actual settlement accounting basis. The Bank will notify the Client from time to time of those markets in which it generally offers contractual settlement day accounting. The Client expressly acknowledges that the Bank may at any time cause the discontinuation of the contractual settlement services provided for in this Section do not constitute in any way a commitment on the part of the Bank to cause the granting of financing facilities to the Client.

(B)	In the event settlement is effected on the basis of contractual settlement day accounting (and accordingly on a contractual settlement date the Cash Account is credited with the proceeds of any sale of Securities from the Securities Account or debited with the cost of any relevant Securities purchased or acquired for the Securities Account), the Bank reserves the right in its absolute discretion to reverse with back value to the contractual settlement date applied any entry in the Cash Account relating to such contractual settlement where the related securities transaction remains unsettled 30 Business Days after the contractual settlement date or at any time if the Bank reasonably believes that the relevant transaction will, or is likely to, remain unsettled 30 Business Days after the contractual settlement date, for any reason whatsoever. The Client acknowledges that prior to actual settlement it will be indebted to the Bank for any amounts advanced by the Bank in respect of contractual settlement. The Bank will notify the Client as soon as reasonably practicable if any entry in the Cash Account is reversed or to be reversed.

(C)	(i) The Bank will not be obliged to arrange settlement of any transaction unless:

-	in the case of a purchase transaction or other transaction requiring the payment of monies, the Client has made sufficient cleared funds available to the Bank to enable it to effect settlement or the Client has arranged for the Bank to provide overdraft or other facilities sufficient to meet the amount of any payments; and

-	in the case of a sale transaction, the Bank is holding for the Client sufficient Securities free from all Security Interests to enable it to effect settlement in full.

(ii)	Where, notwithstanding Section 2(C) (i) of Annex 1, in its absolute discretion the Bank advances funds to enable a purchase transaction to be completed, the Bank will, in addition to its rights under Section 22 (Indemnity), be entitled to charge interest on sums made available to enable the transaction to be completed in accordance with the applicable rates of interest set out in Exhibit B (Fees) from completion of the transaction until repayment of the amount advanced.

(iii)	Notwithstanding Section 2(C) (i) of Annex 1, the Bank may arrange partial settlement of a sale transaction to the extent that the Bank holds for the Client Securities free from all Security Interests to enable it to effect such partial settlement.

(D)	With respect to any transactions settled on the basis of actual settlement day accounting, the proceeds from the sale or exchange of Securities will be credited to the Cash Account and the cost of Securities purchased or acquired will be debited to the Cash Account on the date the proceeds in cleared funds (following any necessary currency conversion), or such Securities (as the case may be), are actually received by the Bank..

(E)	Delivery or payment with respect to Securities will be carried out at the Client’s own risk and the Bank’s obligation to account to the Client for any Security or the proceeds of sale of any Security will be conditional on receipt by the Bank of the relevant Securities or sale proceeds.

(F)	The Bank will, if required, in accordance with Instructions, release and deliver and/or authorize any Sub-Custodian or Depositary to release and deliver to any person any or all of the Cash or Securities held under this Agreement whether or not that release or delivery is connected with any receipt of monies or full or partial counter value for the Client’s benefit.

(G)	THE CLIENT ACKNOWLEDGES AND AGREES THAT CASH ACCOUNTS MAINTAINED AT FOREIGN BRANCHES OF UNITED STATES BANKS (INCLUDING, IF APPLICABLE, ACCOUNTS IN WHICH CUSTOMER FUNDS FOR THE PURCHASE OF SECURITIES ARE HELD ON AND AFTER CONTRACTUAL SETTLEMENT DATE), ARE NOT INSURED BY THE U.S. FEDERAL DEPOSIT INSURANCE CORPORATION; MAY NOT BE GUARANTEED BY ANY LOCAL OR FOREIGN GOVERNMENTAL AUTHORITY; ARE UNSECURED; AND IN A LIQUIDATION MAY BE SUBORDINATED IN PRIORITY OF PAYMENT TO DOMESTIC (U.S.- DOMICILED) DEPOSITS. THEREFORE, BENEFICIAL OWNERS OF SUCH FOREIGN BRANCH DEPOSITS MAY BE UNSECURED CREDITORS OF THE BANK.

3. COLLECTION OF INCOME

(A)	The Bank will require from Sub-Custodians and recognized data vendors details of any Income relating to Securities to which the Client is entitled and which are publicly announced and will advise the Client thereof on a timely basis.

(B)	The Bank will credit the Cash Account with Income either as of the contractual due date for such Income or as of its actual receipt as the Bank may in its absolute discretion determine. The Bank will notify the Client from time to time of those markets in which it generally offers contractual due date Income credit.

(C)	n the event Income is credited to the Cash Account on the contractual due date there for, the Bank reserves the right in its absolute discretion to reverse with back value to such date any entry in the Cash Account relating to such Income where the relevant Income is not received within 30 Business Days after the contractual income date or at any time if the Bank reasonably believes that the relevant Income will not, or is unlikely to, be received within 30 Business Days after the contractual income date, for any reason whatsoever. The Client acknowledges that prior to actual receipt of the relevant Income it will be indebted to the Bank for any amounts advanced by the Bank in respect of Income contractually due but not yet received. The Bank will notify the Client as soon as practicable if any entry in the Cash Account is reversed or to be reversed.

(D)	Where Income is to be credited to the Cash Account on an actual receipt basis, the Bank will:

(a)	attend to the collection of such Income on a timely basis; and

(b)	arrange for such Income, as collected, to be credited to the Cash Account as of the date of receipt by the Bank of cleared funds after any necessary currency conversion.

(E)	Subject to Sections 18(Scope of Responsibility), the Bank will not be responsible for the non-receipt of any Income as a result of the failure or default (whether actionable or otherwise) of the issuer of the Securities concerned or of any third party, and any advice to the Client or recording of Income in any account forming part of the Cash Account will be subject to the Bank actually receiving the same.

6.	FOREIGN EXCHANGE

(A)	In connection with the settlement of any transaction or the execution of any Instructions or the discharge of any Liabilities or any other matter in connection with this Agreement, the Client authorizes the Bank to enter into spot foreign exchange contracts on the Client’s behalf at the Bank’s own rates of exchange in accordance with the Bank’s usual practice as further set out in the Service Level Agreement. The counterparty may be the Bank acting as principal or agent or any Sub-Custodian or other third party.

(B)	The Bank shall not be liable for any intra-day fluctuations in foreign exchange rates that may cause a potential gain or loss to the Client.

(C)	The Bank shall not be held liable for any losses or damages caused by the lack or inaccuracy of documents or information it has been provided with by the Client.

Annex 2 to the Custodial Services Agreement
(US Custody)

The Client acknowledges and agrees that has requested the Bank provide US custody Services to the Client in accordance with this Annex 2 and the Agreement.

1. Payment and Delivery Instructions. In some securities markets, securities deliveries and payments therefor may not be, or are not customarily, made simultaneously. Accordingly, notwithstanding the Client’s Instruction to deliver Securities against payment or to pay for Securities against delivery, the Bank will process Securities deliveries and receipts on a delivery-versus-payment or receipt-versus-payment basis as appropriate to the extent that it is the established market practice to do so. In some Local Jurisdictions, it may be that, in accordance with the market practice, Securities deliveries are made free of payment and not against Cash payment. Accordingly, notwithstanding anything to the contrary in this Agreement, the Client will bear the risk that the recipient of Securities may fail to make payment or return such Securities or the proceeds of their sale to the Client, and that the recipient of payment for Securities may fail to deliver the Securities (such failure to include without limitation delivery of forged or stolen Securities) or to return such payment, in each case whether such failure is total or partial or merely a failure to perform on a timely basis. The Bank will not be liable to the Client for any Losses it suffers as a result of any of the foregoing events. Notwithstanding the Client’s Instruction to deliver securities against payment or to pay for Securities against delivery, the Bank may make or accept payment for, or delivery of, Securities at such time and in such form and manner as is in accordance with New York law and the customs of New York Securities market

2. Proxies. The Bank’s only obligation in regard to any matter where the holder of the applicable Securities credited to a Securities Account may exercise shareholder voting rights will be to seek specific Instructions from the Client as to whether to vote any Securities or to authorize the voting of any Securities or to give any consent to take any other action with respect thereto and to act in accordance with the Instructions to the extent reasonably possible, having regard to such matters as the time of receipt by the Bank of the Instructions and consistency of the Instructions with the voting rights attributable to the holder of the applicable Securities Account.

6. Official Information. The Bank shall notify the Client of all official notices, circulars, reports and announcements received by the Bank in such capacity concerning the Securities held in any Securities Account that require discretionary action and will exercise reasonable efforts to do so within such time as will reasonably enable the Client to undertake such discretionary action; provided that the Bank shall receive any such information sufficiently in advance of the deadline for such discretionary action to be able to notify the Client in accordance with its customary operating procedures.

Exhibit A

BNP Paribas, acting through its New York Branch

BNP Paribas, New York Branch
51 West 52nd Street
New York, NY 10019

Exhibit A

BNP Paribas, acting through its New York Branch

BNP Paribas, New York Branch
51 West 52nd Street
New York, NY 10019

Exhibit B

Fees

Safekeeping Charges

The annual basis point charges are applied monthly to the settled positions based on average daily balance. In addition to safekeeping, the asset charge covers the registrations of shares in nominee name, timely notification of corporate action information, and corporate action related cash processing (e.g. dividend and interest collections).

The asset charge does not include transaction charges related to corporate actions transactions.

Asset Market Value Fees

Amount	Asset charge
US Book Entry Assets under Custody	1.0 bps
US Mutual funds	2.00 bps
US Physical / Microcap Securities	1.0 bps
Euroclear Eligible Book Entry Securities	2.0 bps
Monthly fee per line of stock per account	USD 2.00

Asset Transaction Fees

Transaction charges are applied to straight through processed (STP) transactions.

Service	USD
DTC and Fed Book Entry Securities:[2]	3.00
Cross-Border	50.00

Exception Processing Fees

Service	USD
Manual Trade Settlement	+20.00
Trade Repair	+10.00
Trade Cancellation	+10.00

Fund Order Management

Transaction charges are applied to straight through processed (STP) transactions.

Service	USD
NSCC Eligible	75.00
Non-NSCC Eligible	250.00
Manual	+25.00
Repair	+30.00
Cancellation	+25.00

ADR’s

Transaction charges are applied to straight through processed (STP) transactions, including corporate action related security movements, in the applicable markets.

Service	USD
ADR Settlement	3.00
ADR Conversion or Cancellation	100.00
ADR/DTC eligible ordinary shares Tax Reclaim	300.00
ADR Distribution	Per distribution, withheld from gross dividend.
ADR Withholding Tax	Per distribution, withheld from gross dividend when subject to withholding tax
ADR Agent Pass-Through Fees	Includes per Depository Service Fees (“DSF”), pass-through expenses, and other special fees charged to BNP Paribas by DTC

Physical Securities

Service	USD
Receive via Trade	250.00
Delivery (no Breakdown)	100.00
Deliver (with Breakdown)	280.00
Security Investigation	100.00
Lift Restriction	500.00
Materialization into Physical Shares	575.00
DRS	10.00
Pass Through Fees	Pass through expenses and other special fees charged to BNP Paribas by DTC, transfer agent, and legal counsel.

Physical Microcap Securities

Service	USD
Receive via Client	550.00
Receive via Trade	250.00
Delivery (no Breakdown)	100.00
Deliver (with Breakdown)	330.00
Security Investigation	510.00
Lift Restriction	645.00
Outside Legal Counsel Review (for physical microcap securities requiring enhanced due diligence)	1.000.00
Pass Through Fees	Pass through expenses and other special fees charged to BNP Paribas by DTC, transfer agent, and legal counsel.
Monthly Line item charge for physical and book entry shares priced under $1.00	15.00

Please note that outside legal fees incurred for due diligence review of microcap securities received for deposit will be charged as pass through fees.

Corporate Actions

Transaction charges are applied to straight through processed (STP) transactions, including corporate action related security movements, in the applicable markets.

Service	USD
Notices	4.00
Voluntary Actions	3.00
Cancellations	+25.00
Repair	+25.00
Manual	+25.00
Late Cancel / Repair / Manual	50.00
Dividend / Income / Maturities	2.00

Proxy Voting

The client is charged per vote. BNP Paribas recharges only the sub-custodians’ fees (net of tax):

Zone 0 – Australia, Canada, US If using ProxyEdge	Free
Zone 0 – Australia, Canada, US if not using ProxyEdge	150.00
Zone 1 - France	94.00
Zone 2 – Belgium, Finland, Germany, Greece, Hong Kong, Ireland, Italy, Japan, Luxembourg, Netherlands, Norway, New Zealand, Portugal, Singapore, Spain, Sweden, Switzerland, United Kingdom	135.00
Zone 3 – Argentina, Brazil, China, Colombia, Hungary, India, Indonesia, Kuwait, Lebanon, Malaysia, Mexico, Peru, Poland, Saudi Arabia, South Africa, Taiwan, Thailand, Turkey, Venezuela, Vietnam	169.00
Zone 4 – Bahrain, Botswana, Bulgaria, Croatia, Egypt, Ecuador, Estonia, Israel, Jordan, Kenya, Namibia, Nigeria, Swaziland, Latvia, Lithuania, Mauritius, Pakistan, Philippines, Korea, Czech Republic, Romania, Slovakia, Slovenia, Sri Lanka, Tunisia, Ukraine, United Arab Emirates, Zambia, Zimbabwe	230.00
ICSD – Euroclear and Clearstream	67.00

Cash Processing

Service [1]
Money transfers
USD Fed Fund Wire	- Outgoing external transfer	5.00
	- Outgoing internal transfer	5.00
	- Incoming transfer	5.00
Non-USD Wire	- Outgoing external transfer	7.00
	- Outgoing internal transfer	7.00
	- Incoming transfer	7.00
Check Deposit	- Per deposit	25.00

Account Maintenance and Tax Charges

Service	USD
PREM Eligible securities per CUSIP per month	15.00
Account maintenance fee per account per month	20.00
US 1042 tax reporting per account –once a year	200.00
US 1099 INT/DIV/MISC/OID	200.00
US 1099-B	3.00 per transaction
US Withholding tax adjustments	50.00
Tax Reclaim	300.00
EDS Election	150.00
Income Reclassification	150.00
Tax Allocation	50.00
Tax Allocation (specific tax status i.e. partnership)	150.00
EDS Election	150.00

Communication fee

Service	USD
Neolink	$250 per Month for up to 6 users
Set-up Fee	Waived
Network Access[1]	Waived
SWIFT Reporting - Standard	Waived

1 Above six users per client, additional monthly price of $70 per additional user.

Value Added Reporting and Testing Fees

Service	USD
Reporting – one report per legal entity per booking center	Waived
Additional monthly report per legal entity per booking center	250.00
Testing- Outside of implementation	700.00 – 1,000 per day

Investigation Fees

Service	USD
Per Investigation (Settlements / Corporate Actions / Income, etc)	0-3 months	Waived
	3-6 months	500.00
	Over 6 months	1,000.00
Tax: Investigations with tax authorities outside of standard tax reclaim queries	0-3 months	Waived
	3-6 months	500.00
	Over 6 months	1,000.00

Plus external costs (CSD,CCP, etc) as appropriate

Monthly Minimum Fee (*waived for the first six months following the inception of the Fund’s Investment Operations.)

Minimum monthly processing
Minimum fee*	Per Month	3,000.00

Global Custody Fees

Settlement Location	Security Type	Settlement Fee (USD)	Custody Fee (basis points)
Argentina	All instruments	60.75	20.00
Australia	All instruments	20.25	1.00
Austria	Bonds	24.25	1.60
Austria	Equities	24.25	1.20
Bahrain	All instruments	94.50	27.00
Bangladesh	All instruments	81.00	30.00
Belgium	Equities	13.50	1.00
Belgium	Bonds	16.25	0.90
Benin	All instruments	108.00	35.00
Bermuda	All instruments	128.25	35.00
Bosnia Herzegovina	All instruments	114.75	65.00
Botswana	All instruments	114.75	30.00
Brazil	All instruments	27.00	7.00
Bulgaria	All instruments	101.25	15.00
Burkina Faso	All instruments	108.00	35.00
Canada	All instruments	17.50	1.25
Chile	All instruments	54.00	13.00
China	All instruments	60.75	9.00
Clearstream	Funds	13.50	6.50
Colombia	All instruments	62.00	30.00
Costa Rica	All instruments	87.75	30.00
Croatia	All instruments	54.00	30.00
Cyprus	All instruments	114.75	35.00
Czech Republic	All instruments	27.00	3.00
Denmark	All instruments	37.75	5.25
Ecuador	All instruments	16.25	1.20
Egypt	All instruments	40.50	20.00
Estonia	All instruments	40.50	13.00
Euroclear	Funds	13.50	3.50
Finland	Equities	16.25	3.50
Finland	Bonds	16.25	1.20
France	Equities	13.50	0.80
France	Bonds	13.50	0.75
France	Foreign Sec	13.50	2.00
Germany	Equities	13.50	0.80
Germany	Bonds	13.50	0.90

Ghana	All instruments	114.75	30.00
Greece	Equities	20.25	2.50
Greece	Bonds	24.25	1.50
Guinea Bissau	All instruments	108.00	35.00
Hong Kong	All instruments	24.25	2.25
Hungary	Equities	40.50	8.50
Hungary	Bonds	40.50	8.50
Iceland	All instruments	27.00	15.00
ICSD Equities	Equities	40.50	5.50
ICSD Fixed Income	XS	13.50	0.65
ICSD Fixed Income	Austria, France, Italy, UK, Germany, Netherlands, US	13.50	1.00
ICSD Fixed Income	Spain, Portugal	13.50	1.00
ICSD Fixed Income	Ireland/ Switzerland	13.50	1.20
ICSD Fixed Income	Greece, Finland, Denmark, Norway, Sweden Switzerland, Japan, Sth Africa	13.50	1.60
ICSD Fixed Income	Cz Rep, Hungary, Slovak Rep., Slovenia, Iceland	13.50	10.00
India	All instruments	40.50	3.50
Indonesia	All instruments	40.50	4.50
Ireland	Equities	13.50	0.80
Ireland	Bonds	13.50	0.80
Israel	All instruments	33.75	10.00
Italy	Equities	13.50	0.80
Italy	Bonds	13.50	0.80
Ivory Coast	All instruments	108.00	40.00
Japan	All instruments	16.25	1.20
Jordan	All instruments	94.50	25.00
Kazakhstan	All instruments	87.75	25.00
Kenya	All instruments	121.50	30.00
Korea	All instruments	27.00	3.50
Kuwait	All instruments	87.75	27.00
Latvia	All instruments	40.50	10.00
Lebanon	All instruments	94.50	27.00
Lithuania	All instruments	40.50	7.00
Luxembourg	Funds	13.50	2.50
Malaysia	All instruments	33.75	3.00
Mali	All instruments	108.00	35.00
Malta	All instruments	13.50	10.00
Mauritius	All instruments	87.75	20.00

Mexico	All instruments	27.00	4.50
Morocco	All instruments	87.75	8.00
Namibia	All instruments	108.00	40.00
Netherlands	Equities	13.50	1.00
Netherlands	Bonds	13.50	0.90
New Zealand	All instruments	27.00	1.30
Niger	All instruments	108.00	35.00
Nigeria	All instruments	114.75	27.00
Norway	All instruments	16.25	1.20
Oman	All instruments	94.50	27.00
Pakistan	All instruments	81.00	15.00
Peru	All instruments	87.75	34.00
Philippines	All instruments	47.25	4.50
Poland	Equities	29.75	6.00
Poland	Bonds	29.75	5.00
Portugal	Equities	16.25	1.50
Portugal	Bonds	16.25	1.40
Qatar	All instruments	87.75	25.00
Romania	All instruments	67.50	12.00
Russia	Equities	47.25	9.00
Russia	Bonds	40.50	11.00
Saudi Arabia	All instruments	94.50	27.00
Senegal	All instruments	108.00	35.00
Serbia	All instruments	162.00	65.00
Singapore	All instruments	24.25	2.50
Slovakia	All instruments	47.25	6.00
Slovenia	All instruments	94.50	20.00
South Africa	All instruments	19.00	1.50
Spain	Equities	19.00	1.00
Spain	Gov. Bonds	20.25	0.80
Spain	Corp. Bonds	20.25	1.70
Sri Lanka	All instruments	54.00	10.00
Swaziland	All instruments	108.00	40.00
Sweden	All instruments	16.25	1.00
Switzerland	Equities	13.50	1.50
Switzerland	Bonds	13.50	1.50
Taiwan	All instruments	33.75	3.50
Thailand	All instruments	33.75	3.50
Togo	All instruments	108.00	35.00
Tunisia	All instruments	54.00	35.00
Turkey	Equities	27.00	7.00
Turkey	Bonds	27.00	6.00

Uganda	All instruments	121.50	30.00
Ukraine	All instruments	182.25	65.00
United Arab Emirates	All instruments	87.75	25.00
United Kingdom	Equities	13.50	0.80
United Kingdom	Bonds	13.50	0.80
Uruguay	Equities	67.50	35.00
Uruguay	Bonds	67.50	25.00
Venezuela	All instruments	108.00	40.00
Vietnam	All instruments	54.00	20.00
Zambia	All instruments	114.75	30.00
Zimbabwe	All instruments	135.00	35.00

Interest Conditions

ISO code	CURRENCY	COUNTRY	DEBIT CONDITIONS	CREDIT CONDITIONS
AED	UNITED ARAB EMIRATES DIHRAM	UNITED ARAB EMIRATES	Not allowed Base rate + 500 bp	Not allowed
AUD	AUSTRALIAN DOLLAR	AUSTRALIA	Base rate + 100 bp	Base rate - 100 bp
BGN	BULGARIAN LEV	BULGARIA	Base rate + 1000 bp	0
BHD	BAHRAINI DINAR	BAHRAIN	Not allowed Base rate + 500 bp	Not allowed
BMD	BERMUDIAN DOLLAR	BERMUDA	Base rate + 1000 bp	0
CAD	CANADIAN DOLLAR	CANADA	Base rate + 100 bp	Base rate - 100 bp
CHF	SWISS FRANC	SWITZERLAND	Base rate + 100 bp	Base rate - 50 bp
CNY “off shore”	YUAN RENMINBI	CHINA - Hong-Kong	Base rate + 250 bp	Base rate - 100 bp
CZK	CZECH KORUNA	CZECH REPUBLIC	Base rate + 250 bp	Base rate - 250 bp
DKK	DANISH KRONE	DENMARK	Base rate + 100 bp	- 80 bp
EUR	EURO	Eurozone	EONIA + 100 bp	EONIA - 50 bp
GBP	POUND	UNITED KINGDOM	Base rate + 100 bp	Base rate - 50 bp
HKD	HONG KONG DOLLAR	HONG KONG	Prime rate HKD + 150 bp	Base rate - 50 bp
HRK	CROATIAN KUNA	CROATIA	Base rate + 1000 bp	0
HUF	HUNGARIAN FORINT	HUNGARY	Base rate + 250 bp	Base rate - 250 bp
ILS	ISRAELI SHEKEL	ISRAEL	Base rate + 250 bp	Base rate - 250 bp
JPY	JAPANESE YEN	JAPAN	Base rate + 100 bp	Base rate - 50 bp
LTL	LITHUANIAN LITAS	LITHUANIA	Base rate + 1000 bp	0
MAD	DIHRAM	MOROCCO	Not Allowed Base rate + 500 bp	0
MUR	MAURITIUS RUPEE	MAURITIUS	Base rate +1000 bp	0
MXN	MEXICAN PESO	MEXICO	Base rate + 500 bp	Base rate - 400 bp
NOK	NORWEGIAN KRONE	NORWAY	Base rate + 100 bp	Base rate - 100 bp
NZD	NEW ZEALAND DOLLAR	NEW ZEALAND	Base rate + 500 bp	Base rate - 200 bp
OMR	OMANI RIAL	OMAN	Not Allowed Base rate + 500 bp	Not Allowed (NA)
PLN	POLISH ZLOTY	POLAND	Base rate + 250 bp	Base rate - 250 bp
QAR	QATAR RIAL	QATAR	Not Allowed Base rate + 500 bp	Not Allowed
RON	ROMANIAN LEU	ROMANIA	Base rate + 500 bp	Base rate - 100 bp
SAR	SAUDI RIAL	SAUDI ARABIA	Not Allowed Base rate + 500 bp	Not Allowed

ISO code	CURRENCY	COUNTRY	DEBIT CONDITIONS	CREDIT CONDITIONS
SEK	SWEDISH KRONA	SWEDEN	Base rate + 100 bp	Base rate - 100 bp
SGD	SINGAPORE DOLLAR	SINGAPORE	Prime rate SGD +160 bp	Base rate - 60 bp
THB	THAI BAHT	Thailand	Base rate + 260 bp	0
TND	TUNISIAN DINHAR	TUNISIA	Base rate + 600 bp	0
TRY	TURKISH LIRA	TURKEY	Base rate + 1000 bp	Base rate - 600 bp
USD	US DOLLAR	US	Fed + 100 bp	Fed - 60 bp
ZAR	SOUTH AFRICAN RAND	SOUTH AFRICA	Base rate + 600 bp	Base rate - 300 bp
	Other currencies		Fixed rate = 30%	0

The Bank may, as its sole discretion and without any obligation to do so, grant to you overdrafts on the cash account on a case by case basis. Any overdraft is immediately due and payable to the Bank and the Bank may at any time request you to credit sufficient cash to the cash account in the currency concerned to ensure that, after such payment of cash, the balance of the relevant cash account is at least equal to zero. Any tolerance by the Bank of an overdraft shall not oblige the Bank to allow further or additional overdraft.

2 Interest rates quoted in the above schedule apply to residual cash balances linked or not to securities activity, which arise under normal circumstances, i.e. deposits or uncommitted and temporary overdrafts that may be created by pending transactions and such amounts resulting from day-to-day activity. The Bank reserves the right to revise these rates in the context of illiquid markets or in cases of unusual client activity.

The latter exceptions include, but are not restricted to, the following cases:

■	non respect of deadlines (incoming or outgoing flows)
■	Unusual* long or short position in periods such as end of semester, end of reserve period, high volatility period (*: defined in comparison with monthly average).

The Bank would pre-advise you 48 hrs prior to changing your conditions.

Out of Pocket Expenses

Pricing of services not mentioned in the pricing proposal, including ad hoc non-STP or manual services, may be added in due course, should BNP Paribas wish to charge these additional services. Fees in this proposal do not include any taxes, stamp duties and/or any registration fees.

We will apply these charges as and when applicable as pass-through charges.

Pricing of services not mentioned in the pricing proposal, including ad hoc non-STP or manual services, may be added in due course, should BNP Paribas wish to charge these additional services. Fees in this proposal do not include any taxes, stamp duties and/or any registration fees.

We will apply these charges as and when applicable as pass-through charges.

Exhibit C

Specified Sub-Custodians

Exhibit D

Local Jurisdictions

Exhibit E

Account Information

1.  Cash Account: [Insert account number and any other identifying information]

2.  Securities Account: [Insert account number and any other identifying information]